-----------------------------------------------------------------------



                           PRO FORMA VALUATION REPORT
                      MUTUAL HOLDING COMPANY STOCK OFFERING


                           WILLIAM PENN BANCORP, INC.
                             Levittown, Pennsylvania

                     PROPOSED MID-TIER HOLDING COMPANY FOR:
                             WILLIAM PENN BANK, FSB
                             Levittown, Pennsylvania






                                  Dated As Of:
                                November 30, 2007











                    ________________________________________

                                  Prepared By:

                              RP(R) Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209
                    ________________________________________




--------------------------------------------------------------------------------

RP(R) FINANICAL, LC.
---------------------------------------
Financial Services Industry Consultants


                                                               November 30, 2007


Board of Directors
William Penn Bank, FSB
8150 Route 13
Levittown, Pennsylvania  19057

Members of the Board of Directors:

         At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

         This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision ("OTS"). Specifically, this Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" as set forth by the OTS, and applicable regulatory interpretations thereof.


Description of Plan of Reorganization
-------------------------------------

         The Board of Directors of William Penn Bank, FSB ("William Penn" or the "Bank") adopted the plan of reorganization and stock issuance on November 21, 2007, pursuant to which William Penn will reorganize into a mutual holding company structure. As part of the plan of reorganization, William Penn will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and will become a wholly-owned subsidiary of William Penn Bancorp, Inc. ("William Penn Bancorp" or the "Company"), a federally-chartered mid-tier stock holding company, and William Penn Bancorp will issue a majority of its common stock to William Penn Bancorp MHC (the "MHC"), a federally-chartered mutual holding company, and sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a subscription offering to the Bank's Eligible Account Holders, the Employee Stock Ownership Plan (the "ESOP"), Supplemental Eligible Account Holders and
Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions.

         To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering. The plan of reorganization and stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering. In addition, as part of the reorganization, the Bank will form The William Penn Bank Charitable Foundation (the "Foundation") to further the Bank's commitment to the local community. The Foundation will be funded with stock equal to 2.0% of the stock issued in the reorganization and cash equal to $150,000. The total shares offered for sale to the public and issued to the Foundation will constitute a minority of the Company's stock (49.0% or less).

         The aggregate amount of stock sold by the Company cannot exceed the appraised value of the Company. Immediately following the offering, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank in exchange

--------------------------------------------------------------------------------
Washington Headquarters                                Telephone: (703) 528-1700
Rossyln Center                                           Fax No.: (703) 528-1788
1700 North Moore Street, Suite 2210                Toll-Free No.: (866) 723-0594
Arlington, VA 22209                                 E-Mail: mail@rpfinancial.com
www.rpfinancial.com

Board of Directors
November 30, 2007
Page 2


for 100% of the capital stock of the Bank. The Company will contribute at least 50% of the net offering proceeds in exchange for the Bank's capital stock. The remaining net offering proceeds, retained at the Company, will be used to fund a loan to the ESOP and as general working capital.


RP(R) Financial, LC.
--------------------

         RP(R) Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting  from  mutual-to-stock  form.  The  background  and  experience of RP
Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank and the other parties engaged by Profile Bank to assist in the corporate reorganization and minority stock issuance process.


Valuation Methodology
---------------------

         In preparing our appraisal, we have reviewed the Bank's, the Company's and MHC's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included due diligence related discussions with William Penn's management; Beard Miller Company, LLC, the Company's independent auditor; Malizia Spidi & Fisch, PC, William Penn's conversion counsel; and Keefe Bruyette & Woods, Inc., which has been retained as the financial and marketing advisor in connection with the Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

         We have investigated the competitive environment within which William Penn operates and have assessed the Bank's relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on William Penn and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank's operating characteristics and financial performance as they relate to the pro forma market value of William Penn Bancorp. We have reviewed the economic and demographic characteristics of the primary market area in which the Bank currently operates. We have compared William Penn Bancorp's financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, and mutual holding company offerings.

         The Appraisal is based on William Penn Bancorp's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers William Penn only as a going concern and should not be considered as an indication of the Bank's liquidation value.

         Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies. Changes in the local

Board of Directors
November 30, 2007
Page 3


and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's value alone. It is our understanding that there are no current plans for pursuing a second-step conversion or for selling control of the Company or the Bank following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

         The estimated pro forma market value is defined as the price at which the Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.


Valuation Conclusion
--------------------

         It is our opinion that, as of November 30, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to the MHC, was $50,000,000 at the midpoint, equal to 5,000,000 shares issued at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $42,500,000 and a maximum value of $57,500,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 4,250,000 shares at the minimum of the valuation range and 5,750,000 total shares outstanding at the maximum of the valuation range. In the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $66,125,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 6,612,500. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 28.0% ownership interest of the total shares to be outstanding at the completion of the reorganization, exclusive of the shares issued to the Foundation. Accordingly, the offering range to the public of the minority stock will be $11,900,000 at the minimum, $14,000,000 at the midpoint, $16,100,000 at the maximum and $18,515,000 at the supermaximum. Based on the public offering range, and inclusive of the shares issued to the Foundation, the public ownership of the shares will represent 30.0% of the shares issued, with the MHC owning the remaining 70.0% of the outstanding shares.


Limiting Factors and Considerations
-----------------------------------

         The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of William Penn Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

         The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of William Penn as of September 30, 2007, the date of the financial data included in the prospectus. We have also included two adjustments to the financial

Board of Directors
November 30, 2007
Page 4

condition and operations of the Bank subsequent to September 30, 2007 as indicated in the prospectus, consisting of a restructuring of a portion of the Bank's borrowings portfolio, and an expense related to the planned termination of the Bank's defined benefit plan.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

         The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of William Penn, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                                  Respectfully submitted,
                                                  RP(R) FINANCIAL, LC.

                                                  /s/James P. Hennessey

                                                  James P. Hennessey
                                                  Director





                                                  /s/James J. Oren

                                                  James J. Oren
                                                  Director

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                             I.1


                       I. OVERVIEW AND FINANCIAL ANALYSIS


Introduction
------------

         William Penn, chartered in 1870, is a federally-chartered savings bank headquartered in Levittown, Pennsylvania. The Bank serves the suburban Bucks County, Pennsylania market through its main office in Levittown and two branch offices, which are located in Morrisville and Richboro, along with a loan production office in Richboro. A map of the Bank's branch offices is provided in
Exhibit I-1. William Penn is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation ("FDIC"). At September 30, 2007, William Penn had $266.8 million in assets, $157.7 million in deposits and total equity of $34.5 million equal to 12.9% of total assets. William Penn's audited financial statements are included by reference as Exhibit I-2.


Plan of Reorganization
----------------------

         On November 21, 2007, the Board of Directors of William Penn adopted the plan to reorganize from the mutual form of organization to the mutual holding company form of organization. Pursuant to the reorganization, William Penn will become a wholly-owned subsidiary of William Penn Bancorp, a federally-chartered mid-tier holding corporation, and William Penn Bancorp will issue a majority of its common stock to the MHC, a federally-chartered mutual holding company, and sell a minority of its common stock to the public. Concurrent with the reorganization, the Company will retain up to 50% of the net stock proceeds. Immediately after consummation of the reorganization and stock issuance, it is not anticipated that the MHC or the Company will engage in any business activity other than ownership of their respective subsidiaries and investment of stock proceeds that are retained by the Company.

         The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank's outstanding stock. The Company's initial activities will be ownership of its subsidiary, William Penn, investment of the net cash proceeds retained at the holding company level (initially in short-term investment securities) and extending a loan to the Bank's newly-formed employee stock ownership plan ("ESOP"). Subsequent activities of the Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

         The plan of reorganization provides for the establishment of the Foundation, which will be funded with a cash contribution of $150,000, and stock equal to 2.0% of the total shares to be outstanding after the reorganization. The Foundation will be dedicated to assist the communities within William Penn's market area beyond community development and lending and will enhance the Bank's current activities under the Community Reinvestment Act.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                             I.2

Strategic Overview
------------------

         William Penn maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base surrounding the three retail banking offices. Historically, William Penn's operating strategy has been reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Bank's assets and liabilities, respectively. The Bank has acted to increase its asset size and provide for additional leverage of the equity base through the use of borrowed funds, which have been reinvested, in part, into investment securities, including mortgage-backed securities ("MBS"). William Penn currently provides a lending source for local borrowers, including both residential and commercial customers. The lending focus has included originations of residential loans that are extended to strong borrowers, but may not for a variety of reasons be eligible for re-sale in the secondary mortgage market. In addition, a significant proportion of the Bank's residential loan portfolio consists of "investor loans" on non-owner occupied residential property in the local market area.

         The post-offering business plan of the Bank is expected to continue to focus on serving retail customers and small businesses in local markets consistent with past practices, except that the Bank will seek to implement a growth oriented business plan with the objective of leveraging the new capital ratied in the minority stock offering. William Penn will continue to emphasize 1-4 family lending and will also continue to pursue lending diversification in which moderate growth of commercial real estate loans and commercial business banking relationships will be emphasized, which is expected to be facilitated through the employment of business development officers focused on building commercial account relationships. Similarly, William Penn will bolster the loan origination function through the employment of residential mortgage and commercial loan officers, all with the objective of expanding the loan portfolio to leverage the new capital raised. The Bank also intends to pursue opportunities to open additional retail branch offices, in order to expand the retail deposit base and leverage the capital ratio. Accordingly, William Penn will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows.

         The Bank's Board of Directors has elected to complete a public stock offering to improve the competitive position of William Penn. The capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of William Penn. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. William Penn's higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank's interest-earning-assets-to-interest-bearing-liabilities ("IEA/IBL") ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank's future funding needs, which may facilitate a reduction in William Penn's funding costs. Additionally, William Penn's higher equity-to-

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                             I.3

assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets. The Bank will also be bettered position to pursue growth through the potential acquisition of other financial service providers following the stock offering, given its strengthened capital position. At this time, the Bank has plans for expansion by establishing up to three additional branches through 2011. The projected uses of proceeds are highlighted below.

     o MHC. The Bank intends to capitalize the MHC with $100,000 of cash. The primary activity of the MHC will be ownership of the majority interest in the Company. The MHC funds will be held in low risk liquid instruments.
     o William Penn Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the mid-tier holding company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.
     o William Penn. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank's newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

         Overall, it is the Bank's objective to pursue growth that will serve to increase operating returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with William Penn's operations.


Balance Sheet Trends
--------------------

         Table 1.1 shows the Bank's historical balance sheet data for the past five and one-quarter years. From June 30, 2003 through September 30, 2007, William Penn's assets remained relatively constant, increasing at a very modest 0.12% annual rate. Within the asset base, cash and equivalents declined, while investment securities and loans receivable reported modest annual increases. The minimal asset growth was funded with increases in borrowings and retained earnings, as deposits declined. A summary of William Penn's key operating ratios for the past five and one-quarter years is presented in Exhibit I-3.

         William Penn's loans receivable portfolio increased at a 2.9% annual rate from fiscal year end 2003 through September 30, 2007. The Bank's modestly stronger loan growth rate compared to its asset growth rate served to increase the loans-to-assets ratio from 64.1% at year end 2003 to 67.3% at September 30, 2007. William Penn's historical emphasis on 1-4 family residential mortgage lending is reflected in its loan portfolio composition, as 70.1% of total loans receivable consisted of 1-4 family mortgage loans at September 30, 2007. Over the past five and one-quarter years, lending diversification by the Bank has continued to be mostly in the areas of construction and land loans, as well as multi-family

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                             I.4


                                                             Table 1.1
                                                     William Penn Bank, FSB
                                                   Historical Balance Sheet Data

                                                                                                                            6/30-03-
                                                                                                                As of       9/30/07
                                                         As of June 30,                                      September 30    Annual.
                  ---------------------------------------------------------------------------------------- -----------------  Growth
                       2003               2004              2005               2006             2007             2007          Rate
                  ---------------- ----------------- ------------------ ---------------- ----------------- ----------------- -------
                  Amount   Pct(1)   Amount   Pct(1)   Amount    Pct(1)   Amount   Pct(1)  Amount   Pct(1)  Amount    Pct(1)    Pct
                  ------   ------   ------   ------   ------    ------   ------   ------  ------   ------  ------    ------    ---
                  ($000)    (%)     ($000)    (%)     ($000)     (%)     ($000)    (%)    ($000)    (%)    ($000)     (%)      (%)

Total Amount of:
 Assets           $265,492 100.00%  $259,757 100.00%  $261,162  100.00%  $262,349 100.00% $268,830 100.00% $266,808  100.00%   0.12%

 Cash and cash
   equivalents      33,395  12.58%    13,148   5.06%    10,835    4.15%    10,277   3.92%   17,647   6.56%   17,299    6.48% -14.34%
 Investment
   securities       53,505  20.15%    56,359  21.70%    58,792   22.51%    62,215  23.71%   61,662  22.94%   60,444   22.65%   2.91%
 Loans
   receivable,
   net             170,278  64.14%   181,867  70.01%   182,964   70.06%   181,012  69.00%  180,204  67.03%  179,655   67.33%   1.27%
 FHLB Stock          3,763   1.42%     3,780   1.46%     3,820    1.46%     3,663   1.40%    3,838   1.43%    3,855    1.44%   0.57%
 Fixed Assets        1,691   0.64%     1,707   0.66%     1,664    0.64%     2,030   0.77%    1,937   0.72%        0    0.00%-100.00%
 Other Assets        2,860   1.08%     2,896   1.11%     3,087    1.18%     3,152   1.20%    3,542   1.32%    5,555    2.08%  16.91%

 Deposits         $173,424  65.32%  $165,233  63.61%  $159,158   60.94%  $159,329  60.73% $158,940  59.12% $157,687   59.10%  -2.21%
 FHLB advances,
   other
   borrowed
   funds            62,000  23.35%    62,000  23.87%    67,000   25.65%    66,000  25.16%   71,000  26.41%   71,000   26.61%   3.24%
 Other
   Liabilities       3,894   1.47%     4,106   1.58%     4,300    1.65%     4,348   1.66%    4,832   1.80%    3,605    1.35%  -1.80%

 Equity            $26,174   9.86%   $28,418  10.94%   $30,704   11.76%   $32,672  12.45%  $34,058  12.67%  $34,516   12.94%   6.73%

 Loans/Deposits             98.19%           110.07%            114.96%           113.61%          113.38%           113.93%

 Offices Open            3                 3                 3                  3                3                3

(1) Ratios are as a percent of ending assets.

Sources: William Penn's prospectus, audited and unaudited financial statements and RP Financial calculations.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                             I.5


and non-residential real estate loans, which equaled 8.7% and 19.8% of total loans, respectively, at September 30, 2007. Comparatively, construction and land as well as multi-family and non-residential real estate loans combined equaled 8.1% and 16.5% of total loans, respectively, at fiscal year end 2003.

         The intent of the Bank's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting William Penn's overall credit and interest rate risk objectives. It is also anticipated that the proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five and one-quarter years, the Bank's level of cash and investment securities (inclusive of FHLB stock) ranged from a high of 34.2% of assets at year end 2003 to a low of 28.1% of assets at June 30, 2005. The general stability of the investment securities portfolio has paralleled the trends with respect to the overall asset base. Details of the Bank's investment portfolio are shown in
Exhibit I-4.

         U.S.   government  agency  securities  comprise  the  most  significant component of the Bank's investment portfolio, with the portfolio consisting of bonds issued by such agencies as the FHLB system and Government Sponsored Enterprises ("GSEs") such as Freddie Mac or Fannie Mae. A portion of the Bank's investment securities are held in a first tier subsidiary, WPSLA Investment Corporation ("WPSLA Investment"), which holds securities in order to qualify for favorable treatment on investment income with respect to state corporate income taxes. Essentially all of the Bank's investment securities are classified as "held-to-maturity" and thus, the balances held on the balance sheet are accounted for at their historical cost on the balance sheet. William Penn also maintains a balance of mortgage-backed securities and collateralized mortgage obligations ("MBS/CMOs"), which are also generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with William Penn's investment philosophy. As of September 30, 2007, the MBS/CMO portfolio totaled $7.5 million, all of which was classified as held-to-maturity.

         Over the past five and one-quarter fiscal years, William Penn's funding needs have been largely addressed through retail deposits, borrowings and retained earnings. From year end 2003 through September 30, 2007, the Bank's deposits decreased at an annual rate of 2.2%. The slight decline in deposits was a result of the competitive environment for funds in which the Bank operates, and owing to the limited need for funds a s a result of modest loan growth. Deposits as a percent of assets ranged from a low of 59.1% at September 30, 2007 to a high of 65.3% at June 30, 2003. Transaction and savings accounts equaled 40.9% of the Bank's total deposits at September 30, 2007, versus a comparable ratio of 39.5% at year end 2005. In line with the slight decline in deposits in the most recent fiscal years, time deposits have decreased from $96.3 million or 60.5% of total deposits at year end 2005 to $93.3 million or 59.1% of total deposits at September 30, 2007. Jumbo CD deposit accounts, with balances greater than $100,000, totaled $33.2 million, or 35.6% of total CDs.

         Borrowings serve as an alternative funding source for the Bank to address funding needs for

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                             I.6


growth and to support control of deposit costs. The Bank's utilization of borrowings has increased over the past five and one-quarter years, with total borrowings increasing to $71.0 million or 26.6% of assets at September 30, 2007. The borrowings are primarily fixed FHLB advances with call provisions, with terms extending to 2016, with most advances maturing by 2010. As will be described in a section to follow, a majority of the Bank's borrowed funds have relatively high interest rates based on the current interest rate environment, and in December 2007 William Penn restructured a portion of the portfolio, incurring a $1.0 million after-tax prepayment penalty. The Bank funded the repayment of the borrowings by taking down new FHLB advances at the lower rates prevailing in today's market.

         Since year end 2003, retention of earnings translated into an annual capital growth rate of 6.7% for the Bank. Capital growth exceeded asset growth as William Penn's equity-to-assets ratio of 12.9% at September 30, 2007 was higher than the 9.9% ratio maintained at June 30, 2003. All of the Bank's capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at September 30, 2007. The addition of stock proceeds will serve to strengthen the Bank's capital position, as well as support growth opportunities.


Income and Expense Trends
-------------------------

         Table 1.2 shows the Bank's historical income statements for the past five years and for the twelve months ended September 30, 2007. The Bank reported positive earnings over the past five and one-quarter years, ranging from a low of 0.60% of average assets during 2007, to a high of 0.99% of average assets during 2003. For the twelve months ended September 30, 2007, the Bank reported net income of $1.6 million for a return on average assets of 0.61%. The lower returns posted by the Bank in recent periods have been mostly attributable to a decline in the net interest income ratio and a modest increase in the operating expense ratio. Non-operating income or expense has generally been limited to gains or losses on the sale of investment securities.

         Over the past five and one-quarter years, the Bank's net interest income to average assets ratio ranged from a high of 2.47% during 2005 to a low of 2.01% for the most recent twelve month period. The decline in the net interest income ratio since 2005 reflects a narrowing of the Bank's interest rate spread, attributable to a greater increase in the overall rate paid on funding liabilities, offset in part by a higher yield earned on interest-earning assets. During the three months ended September 30, 2007, the Bank's interest spread increased modestly to 1.46% compared to 1.40% during the three months ended September 30, 2006. At September 30, 2007, William Penn's interest rate spread equaled 1.24%. The Bank's net interest rate spreads and yields and costs for the past three and one-quarter years are set forth in Exhibits I-3 and I-5.

         Non-interest operating income has been a relatively minor contributor to the income statement in recent years, reflecting the Bank's limited level of diversification. Over the past five and one-quarter

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                             I.7

                                                             Table 1.2
                                                       William Penn Bank, FSB
                                                    Historical Income Statements

                                                         For the Fiscal Year Ended June 30,                            For the
                          ---------------------------------------------------------------------------------------   12 Mths Ended,
                                   2003              2004             2005             2006             2007      September 30, 2007
                          ------------------- ----------------- --------------- ----------------- --------------- ------------------
                             Amount    Pct(1)   Amount   Pct(1)  Amount  Pct(1)  Amount    Pct(1)  Amount  Pct(1)  Amount  Pct(1)
                             ------    ------   ------   ------  ------  ------  ------    ------  ------  ------  ------  ------
                             ($000)     (%)     ($000)     (%)   ($000)    (%)   ($000)     (%)    ($000)    (%)   ($000)    (%)

Interest income             $14,596    5.50%   $13,324    5.07% $13,550   5.27% $14,782    5.64%  $15,352   5.90% $15,699    5.89%
Interest expense             (8,426)  -3.17%    (7,157)  -2.73%  (7,197) -2.80%  (8,969)  -3.42%  (10,113) -3.89% (10,347)  -3.88%
                            -------   ------   -------   --------------  --------------   ------  -------  --------------   ------
  Net interest income        $6,170    2.32%    $6,167    2.35%  $6,353   2.47%  $5,813    2.22%   $5,239   2.02%  $5,352    2.01%
Provision for loan losses       (28)  -0.01%       (95)  -0.04%    (149) -0.06%    (186)  -0.07%     (156) -0.06%    (136)  -0.05%
                            -------   ------   -------   --------------  --------------   ------  -------  --------------   ------
  Net interest income
    after provisions         $6,142    2.31%    $6,072    2.31%  $6,204   2.41%  $5,627    2.15%   $5,083   1.96%  $5,216    1.96%

Other operating income         $244    0.09%      $217    0.08%    $150   0.06%    $161    0.06%     $258   0.10%    $203    0.08%
Operating expense            (2,498)  -0.94%    (2,654)  -1.01%  (2,787) -1.08%  (2,837)  -1.08%   (3,042) -1.17%  (3,033)  -1.14%
                            -------   ------   -------   --------------  --------------   ------  -------  --------------   ------
  Net operating income       $3,888    1.46%    $3,635    1.38%  $3,567   1.39%  $2,951    1.13%   $2,299   0.88%  $2,386    0.89%

Gain(loss) on sale of
  investments                    $8    0.00%      ($77)  -0.03%    ($59) -0.02%    ($18)  -0.01%       $9   0.00%      $6    0.00%
Gain(loss) on sale of REO       110    0.04%         0    0.00%       0   0.00%       0    0.00%        0   0.00%       0    0.00%

Net income before tax        $4,006    1.51%    $3,558    1.35%  $3,508   1.36%  $2,933    1.12%   $2,308   0.89%  $2,392    0.90%
Income tax provision         (1,372)  -0.52%    (1,290)  -0.49%  (1,244) -0.48%    (967)  -0.37%     (748) -0.29%    (776)  -0.29%
                            -------   ------   -------   --------------  --------------   ------  -------  --------------   ------
  Net income (loss)          $2,634    0.99%    $2,268    0.86%  $2,264   0.88%  $1,966    0.75%   $1,560   0.60%  $1,616    0.61%

Adjusted Earnings
-----------------
Net income                   $2,634    0.99%    $2,268    0.86%  $2,264   0.88%  $1,966    0.75%   $1,560   0.60%  $1,616    0.61%
Add(Deduct):  Net gain/
  (loss) on sale               (118)  -0.04%        77    0.03%      59   0.02%      18    0.01%       (9)  0.00%      (6)   0.00%
Tax effect (2)                   40    0.02%       (26)  -0.01%     (20) -0.01%      (6)   0.00%        3   0.00%       2    0.00%
                            -------   ------   -------   --------------  --------------   ------  -------  --------------   ------
  Adjusted earnings          $2,556    0.96%    $2,319    0.88%  $2,303   0.90%  $1,978    0.75%   $1,554   0.60%  $1,612    0.60%

Expense Coverage Ratio (3)   247.0%             232.4%           228.0%          204.9%            172.2%          176.5%
Efficiency Ratio (4)          38.9%              41.6%            42.9%           47.5%             55.3%           54.6%
Effective Tax Rate            34.2%              36.3%            35.5%           33.0%             32.4%           32.4%


(1)  Ratios are as a percent of average assets.
(2)  Assumes a 34.0% effective tax rate for federal & state income taxes.
(3) Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4) Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).


Sources: William Penn's prospectus, audited & unaudited financial statements and RP Financial calculations.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                             I.8


years, such income has ranged from a high of 0.10% of average assets during 2007 to a low of 0.06% of average assets during 2005 and 2006. For the twelve months ended September 30, 2007, non-interest operating income equaled 0.08% of average assets. Additional non-interest income has been recorded from rental income, which commenced in fiscal 2006. Fees and charges on deposit accounts also constitute a source of non-interest income for the Bank.

         Operating expenses represent the other major component of the Bank's earnings, ranging from a low of 0.94% of average assets during 2003 to a high of 1.17% of average assets during fiscal 2007. The low operating expense ratio in comparison to industry averages reflects the limited diversification of operations and the low cost branch structure (large average branch size). Operating expenses equaled 1.14% of average asset for the most recent twelve month period. The increase in the operating expense ratio since 2003 reflects a general inflationary increase in expenses, which have not been offset by asset growth. Upward pressure will be placed on the Bank's operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. Additionally, the Bank has plans to open up to three new branches and expand the loan department through the employment of business development officers as well as residential and commercial mortgage loan officers, all of which will increase William Penn's operating expenses. At the same, the increase in capital realized from the stock offering will increase the Bank's capacity to leverage operating expenses through pursuing a more aggressive growth strategy, which management expects will generate offsetting revenues over the long term.

         Overall, the general trends in the Bank's net interest margin and operating expense ratio since 2003 have resulted in a decline in core earnings, as indicated by the Bank's expense coverage ratio (net interest income divided by operating expenses). William Penn's expense coverage ratio equaled 2.46 times during 2003, versus a comparable ratio of 1.76 times during the twelve months ended September 30, 2007. The decline in the expense coverage ratio resulted from a decline in the net interest income ratio and an increase in the operating expense ratio. Similarly, William Penn's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 39.0% during 2003 was more favorable than the 54.6% efficiency ratio maintained for the twelve months ended September 30, 2007.

         Loan loss provisions have range from a low of $28,000 in fiscal 2003 to a high of $186,000 in fiscal 2006, reflecting the Bank's generally low risk lending strategy and maintenance of favorable credit quality measures. As of September 30, 2007, the Bank maintained allowance for loan losses of $1,860,000, equal to 1.04% of net loans receivable and 209.46% of non-accruing loans.
Exhibit I-6 sets forth the Bank's allowance for loan loss activity during the past five and one-quarter years.

         Non-operating income generally has not been a significant factor in the Bank's earnings, primarily consisting of gains and losses from the sale of investment securities. For the twelve months ended

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                             I.9

September 30, 2007 the Bank recorded a gain of $6,000 on the sale of investment securities. In addition to the foregoing, the Bank will realize an estimated $322,000 pre-tax expense in the quarter ended March 31, 2008, related to the termination of the Bank's pension plan. This non-recurring after-tax expense of $213,000 will be treated as an adjustment to equity for valuation purposes, consistent with the treatment in the prospectus. The gains and losses realized from the sale and writedown of investment securities are viewed as non-recurring components of income, in light of the unpredictable and volatile characteristics of those earnings.

         The Bank's effective tax rate ranged from a low of 32.4% during the twelve months ended September 30, 2007 to a high of 36.3% during 2004. As set forth in the prospectus, the Bank's marginal effective statutory tax rate approximates 34%.

Impact of Restructuring Transaction
-----------------------------------

         On December 4, 2007, William Penn engaged in a borrowings restructuring transaction whereby the Bank repaid a total of $25.0 million of fixed rate callable FHLB advances with a weighted average cost of 5.87% annually, incurring an after-tax prepayment penalty of $1.0 million. The repayment of FHLB advances was funded through new borrowings totaling $30.0 million with a weighted average cost of 3.84% with maturities extending out ten years. The $5.0 million of borrowings in excess of the amount repaid is intended to replace additional borrowings that mature by year end. Details with respect to the restructuring of the Bank's FHLB advances are set forth in the schedule below.

                     Impact of prepayment of FHLB Advances

                                                        Amount          Rate
                                                        ------          ----
                                                        $(000)           (%)

        I. Restructuring Characteristics
        --------------------------------
        FHLB Advances Repaid                            $ 25,000        5.87%
        New FHLB Advances                               $ 30,000        3.84%
                                                                        ----
          Pre-Tax Cost Differential                                     2.03%

        II.  Estimated Impact to Equity
        -------------------------------
        Pre-Tax Prepayment Penalty                      $  1,524
        Less:  Tax Effect @ 34% Rate                    $   (518)
                                                        --------
          After Tax Impact to Capital                   $  1,006

        III. Estimated Impact to Annual Earnings
        ----------------------------------------
        Funds Used to prepay FHLB Advances (1)          $ 26,006
        Pre-Tax Cost Benefit                                2.03%
                                                        --------
          Pre-Tax Annual Earnings Benefit               $    528
        Less:  Tax Effect @ 34% Rate                    $   (179)
                                                        --------

          After Tax Annual Earnings Benefit             $    348

(1) Equals the sum of advances prepaid plus the prepayment penalty net of the realted tax benefit.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                            I.10

         Importantly, the repayment of advances with rates above the prevailing market will benefit future earnings. Based on the rate of the advances repaid and the new advances utilized to replace such funds, the annual earnings benefit is estimated to equal $348,000. Important from a valuation perspective, the foregoing restructuring transaction was consummated after the September 30, 2007, date of financial data in the prospectus. Since the timing and financial impact is known at the date of filing of this valuation report, we have factored the capital and earnings impact into our pro forma valuation analysis.


Interest Rate Risk Management
-----------------------------

         The Bank's balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that prevailed during 2006 and the first nine months of 2007 in which the yield curve was inverted due to short-term interest rates increasing to levels that exceed the yields earned on longer-term Treasury bonds. As of September 30, 2007 the Net Portfolio Value ("NPV") analysis provided by the OTS indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 23% decline in the Bank's NPV (see Exhibit I-7).

         The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through underwriting long term fixed rate residential mortgages that will allow for their sale to the secondary market when such a strategy is appropriate, investing in securities with varied terms or repricing periods, emphasizing originations of 1-4 ARM loans and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term and adjustable rate loans. As of September 30, 2007, of the Bank's total loans due after September 30, 2008, ARM loans comprised 39.6% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through maintaining a high concentration of deposits in lower cost and less interest rate sensitive transaction and savings accounts. Additionally, as noted previously, William Penn maintains a substantial balance of fixed rate borrowings which increases the effective duration of liabilities to more closely match the asset base. Transaction and savings accounts comprised 40.9% of the Bank's deposits at September 30, 2007. The infusion of stock proceeds will serve to further limit the Bank's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank's capital will lessen the proportion of interest rate sensitive liabilities funding assets.


Lending Activities and Strategy
-------------------------------

         William Penn's lending activities have traditionally emphasized 1-4 family permanent mortgage loans (including second mortgage and home equity lines of credit) and such loans continue to comprise the largest component of the Bank's loan portfolio. Beyond 1-4 family loans, lending diversification by the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                            I.11

Bank has emphasized construction/land loans and commercial real estate loans. Non-mortgage lending, in the form of commercial business and consumer loans, have been a very minor area of lending diversification for the Bank. Going forward, the Bank's lending strategy is expected to remain fairly consistent with recent historical trends, with the origination of 1-4 family permanent mortgage loans remaining as the largest source of loan originations and construction/land and commercial real estate loans remaining as the primary area of lending diversification. Over time, the Bank is expecting to incrase the loan origination capacity through the employment of business development officers as well as residential and commercial loan officers. Exhibit I-9 provides historical detail of William Penn's loan portfolio composition over the past five and one-quarter years and Exhibit I-10 provides the contractual maturity of the Bank's loan portfolio by loan type as of September 30, 2007.

         William Penn originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans. The Bank typically retains most originations for investment, but sells essentially all longer term fixed rate originations for purposes of interest rate risk management. The Bank retains the servicing on loans that are sold. Owing to competition from mortgage bankers and brokers, origination levels of fixed rate residential loans have been minimal in recent periods. ARM loans offered by the Bank include loans with one, three, five and seven year repricing periods and are indexed to the comparable term Treasury rate. Fixed rate 1-4 family mortgage loans offered by the Bank have terms of up to 30 years. A portion of the residential loans originated are not saleable in the conforming secondary market due to various underwriting characteristics (i.e. loan size, nature of collateral, etc.). Other loans are generally underwritten to secondary market standards specified. All loans in excess of an 80% loan-to-value ("LTV") ratio must have private mortgage insurance. The Bank's underwriting policies permit originations of LTVs of up to 95%, with an LTV limit of 90% on non-owner occupied property. As of September 30, 2007, the Bank's outstanding balance of first mortgage 1-4 family loans equaled $117.1 million or 61.7% of total loans outstanding.

         William Penn also originates home equity loans, second mortgage loans and home equity lines of credit. Rising home values in the Bank's market through fiscal 2007 have supported growth of these types of loans in recent years. Fixed rate home equity loans have a maximum term of 20 years, interest-only home equity loans have a maximum 18 month term, and home equity lines of credit have a maximum 5 year draw period followed by a 10 year repayment period. The Bank originates home equity loans and home equity lines of credit with LTV ratios of 80.0% for first liens, 75% for second liens and 70% for properties with two or more intervening liens. Home equity and second mortgage loans totaled $9.0 million and home equity lines of credit totaled $7.1 million at September 30, 2007.

         Construction and land loans originated by the Bank consist substantially of loans to finance the construction of 1-4 family residences, and are made both to builders for construction of a speculative projects and to the owner of the property on a pre-sold basis. On a more limited basis, the Bank's construction lending activities include loans to businesses generally for the purpose of expanding or

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                            I.12

renovating an existing facility. Construction loans are generally interest only loans that provide for payment of only interest during the construction phase, which is usually up to 18 months. Land loans typically have a 24 month interest only term or consist of a three year balloon loan with a 15 year amortization schedule. Residential construction loans are generally originated up to a maximum loan-to-value ("LTV") ratio of 80% and land development loans are generally originated up to a maximum loan-to-value ratio of 75%. As of September 30, 2007, William Penn's outstanding balance of construction loans equaled $12.5 million or 6.6% of total loans outstanding, while land loans totaled $4.0 million, or 2.1% of total loans outstanding.

         The balance of the mortgage loan portfolio consists of commercial real estate loans (including multi-family loans), which are collateralized by properties in the Bank's primary market area. Commercial real estate loans are generally offered as fixed rate loans with a maximum 20 year term or ARM loans with a 30 year maximum term. William Penn originates multi-family or office/professional property commercial real estate loans with a maximum balance of $200,000 up to a maximum LTV ratio of 75%. All other commercial real estate loans carry a maximum LTV of 70%. Properties securing the commercial real estate loan portfolio include industrial buildings, apartment buildings, retail and mixed-used properties, office buildings, churches and restaurants. As of September 30, 2007, the Bank's outstanding balance of commercial real estate loans (including multi-family loans) equaled $37.6 million or 19.8% of the total loan portfolio.

         To date, diversification into non-mortgage lending has been fairly limited for William Penn, as the Bank does not originate non-real estate commercial loans or lines of credit to businesses. Consumer loans originated by the Bank consist primarily of loans on savings accounts, loans on new and used automobiles, and personal secured and unsecured loans. Savings account loans have a rate equal to the account rate plus 2% with no term limit. Secured personal loans have maximum terms of seven years, while unsecured personal loans have maximum terms of three years. Consumer loans totaled $2.5 million, or 2.3% of total loans as of September 30, 2007.


Asset Quality
-------------

         The Bank's 1-4 family lending emphasis has generally supported favorable credit quality measures. Over the past five and one-quarter years, William Penn's ratio of non-performing assets,, which consisted solely of non-accruing loans, ranged from a low of 0.08% of assets at June 30, 2003 to a high of 1.13% of assets at year end 2007. As shown in Exhibit I-11, the entire balance of non-performing assets at September 30, 2007 consisted of $888,000 of non-accruing loans. Non-accruing loans held by the Bank at September 30, 2007 consisted of $643,000 of 1-4 family permanent mortgage loans and $245,000 of construction loans. William Penn also maintained a balance of "special mention" loans equal to $3.0 million, which consisted of one loan on vacant land in Wildwood, New Jersey. While monthly interest payments are current, the Bank has concerns about the financial condition of the borrower, and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                            I.13

that development of the property could be affected by issues such as zoning, wetland preservation, site improvements and environmental cleanup.

         To track the Bank's asset quality and the adequacy of valuation allowances, William Penn has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of September 30, 2007, the Bank maintained valuation allowances of $1,860,000, equal to 1.04% of net loans receivable and 209.46% of non-accruing loans.


Funding Composition and Strategy
--------------------------------

         Deposits have consistently accounted for the major portion of the Bank's interest-bearing funding composition and at September 30, 2007 deposits equaled 69.0% of William Penn's interest-bearing funding composition. Exhibit I-12 sets forth the Bank's deposit composition for the past three and one-quarter years and Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at September 30, 2007. Certificates of deposit constitute the largest portion of the Bank's deposit base, and recent trends in the Bank's deposit composition show that the composition of the deposit base has remained relatively stable. Transaction and savings account deposits equaled $64.4 million or 40.9% of total deposits at September 30, 2007, versus $62.9 million or 39.5% of total deposits as of June 30, 2005.

         The balance of the Bank's deposits consists of CDs, with William Penn's current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of September 30, 2007, the CD portfolio totaled $93.3 million or 59.1% of total deposits and 72.5% of the CDs were scheduled to mature in one year or less. As of September 30, 2007, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $33.2 million or 34.5% of total CDs. William Penn does not maintain any brokered CDs.

         Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk. The Bank's utilization of borrowings has typically been limited to FHLB advances. William Penn maintained $71.0 million of FHLB advances at September 30, 2007, a majority of which had fixed interest rates, with maturity dates extending to 2016. As discussed previously, the Bank has recently repaid $25.0 million of its fixed rate advances, incurring a $1.0 million prepayment penalty. The new borrowed funds utilized to repay the FHLB advances have a 2.0% lower annual interest cost which will improve the Bank's future spreads and earnings. To the extent borrowings are added by the Bank, FHLB advances would likely continue to be the primary source of borrowings utilized. Exhibit I-14 provides further detail of the Bank's borrowings activities during the past three and one-quarter years.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RP(R) Financial, LC.                             OVERVIEW AND FINANCIAL ANALYSIS
                                                                            I.14


Subsidiaries
------------

         William Penn's only subsidiary is WPLSA Investment Corporation, which holds investment securities for the purpose of minimizing the state tax liability.


Legal Proceedings
-----------------

         The Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                                 MARKET AREA
                                                                            II.1


                                 II. MARKET AREA


Introduction
------------

         The Bank conducts operations out of the main office, a loan servicing office, and two branches with one of those branches including a loan origination office, all in Bucks County, Pennsylvania, approximately 30 miles northeast of Philadelphia. The main office is located in Levittown, one branch is located in Morrisville, and the other branch, including the loan origination office is in Richboro, while the loan servicing office is in Levittown. Exhibit II-1 provides information on the Bank's office properties. The primary market area for business operations is the Philadelphia-Camden-Wilmington, PA-NJ-DE-MD Metropolitan Statistical Area (the "Philadelphia MSA"). The population of the Philadelphia MSA was an estimated 5.9 million in 2007, nearly one-half of the state's population, representing a large population base for potential business.

         The Philadelphia MSA is the nation's fourth largest metropolitan region in terms of total population. The Philadelphia area economy is typical of most large Northeast and Midwest cities where the traditional manufacturing-based economy has diminished somewhat in favor of service sector growth. The service employment growth has enhanced the MSA's economic diversity, and regional employment today is derived from a variety of employment sectors.

         Montgomery, Bucks, Chester, and Delaware Counties as well as the southwestern New Jersey counties of Burlington, Camden and Mercer are bedroom communities for commuters to nearby Philadelphia, although suburban employment has continued to grow as many businesses have found nearby locations to be attractive given the proximity to highly educated and affluent residents. The economy of the Bank's market has become increasingly diverse as the Philadelphia MSA has grown based on several factors including: (1) the location in the heart of the Boston-to-Richmond megalopolis, coupled with its convenience to the Philadelphia core city area; (2) the presence of a highly educated workforce which is supported by a high quality public education system and presence of a variety of colleges and universities locally; and (3) diversity of the local economy as traditional employers in the manufacturing and financial services industry have been bolstered by growth in the life sciences and healthcare industries as well as the information technology and communication sectors.

         The Philadelphia MSA today is a major center for financial services, and the Bank competes with a number of very large financial institutions that are either headquartered or maintain office networks in southeastern Pennsylvania or southwestern New Jersey. Some of the larger commercial banks operating in the MSA include Wachovia, PNC Bank Corp and Citizens Bank. The Bank also competes with a number of large savings institutions that maintain branches in or are headquartered in southeastern Pennsylvania or southwestern New Jersey, including Sovereign Bank and Willow Financial Bank. Overall, the magnitude of the competition that the Bank faces is apparent with more than 2,000 financial

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                                 MARKET AREA
                                                                            II.2

institution branches in the MSA (excluding credit unions). These numbers do not include competition from mortgage banking companies, investment houses, mutual funds and many other financial services providers.

         A map showing the Bank's office coverage is set forth in Table 2.1 below and in Exhibit I-1. Future growth opportunities for the Bank depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of the Bank's market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Bank and will be factored into our valuation analysis accordingly.

                                    Table 2.1
                             William Penn Bank, FSB
                              Map of Office Network

                                  [MAP OMITTED]


National Economic Factors
-------------------------

         The future success of the Bank's operations is partially dependent upon various national and local economic trends. A stable interest rate environment continued to prevail at the beginning of 2007, which was followed by a mild upward trend in interest rates in mid-January. Lower oil prices and increased expectations of the Federal Reserve not cutting rates anytime soon contributed to the rise in long-term Treasury yields. Following the Federal Reserve's decision to leave rates unchanged at its end

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                                 MARKET AREA
                                                                            II.3


of January meeting, interest rates stabilized during the first half of February. Treasury bonds rallied in mid-February, based on indications from the Federal Reserve Chairman that inflation was headed lower. Signs of slower economic growth and a sell-off in the stock market continued the downward trend in Treasury yields in late-February. A stable interest rate environment prevailed throughout most of March, as economic measures generally reflected a downturn in economic activity and the March meeting of the Federal Reserve concluded with no change in the federal funds target rate. The Federal Reserve statement from the March meeting continued to cite inflation concerns, but the Federal Reserve dropped its stated bias to raise rates.

         Some stronger than expected economic reports pushed long-term Treasury yields higher at the start of the second quarter of 2007. The release of the March minutes of the Federal Reserve, which revealed that more rate increases may be needed to combat inflation, further contributed to the rise in interest rates. Treasury yields eased lower in mid-April on tame inflation data reflected in the March consumer price numbers. Interest rates stabilized through the balance of April and for the first half of May. The Federal Reserve left interest rates unchanged at its May meeting and gave no signs that it was moving towards an interest rate cut. Long-term Treasury yields moved higher heading into late-May, with such factors as global growth, an increase in May consumer confidence and initial jobless claims falling for a fifth straight week contributing to the upward trend in interest rates. Bond prices plunged on inflation worries during the first half of June, with the yield on the 10-year Treasury note rising to a five year high of 5.25%. Interest rates eased lower during the second half of June on mixed economic data. The Federal Reserve left rates unchanged at its late-June meeting, but softened its hawkish inflation stance. At the same time, the Federal Reserve seemed to rule out the possibility of cutting rates any time soon.

         Healthy job growth reflected in the June 2007 employment report pushed Treasury yields higher at the start of the third quarter. However, Treasury bonds rallied in mid-July on news of rating cuts on bonds backed by subprime mortgages, as investors dumped junk bonds for the relative safety of Treasury bonds. The rally in long-term Treasury bonds continued into late-July, on fears that the housing slump was spreading to the broader economy. Interest rates stabilized during the first half of August, as the Federal Reserve held rates steady as expected and core wholesale inflation showed only a modest increase in July. A half point cut in the Federal Reserve's discount rate and increased speculation that the Federal Reserve would cut the federal funds rate in September pushed interest rates lower heading into the second half of August, with short-term Treasury yields posting their biggest decline in 19 years. The comparatively larger decline in short-term Treasury yields provided for a slightly positive slope to the yield curve in late-August. Interest rates stabilized somewhat during the first half of September, as investors awaited the outcome of the September meeting of the Federal Reserve. The Federal Reserve concluded the September meeting by cutting the federal funds rate by 0.5%, which exceeded the 0.25% rate cut most economists had expected. The rate cut provided for a steeper yield, as short-term Treasury

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                                 MARKET AREA
                                                                            II.4

yields declined and long-term Treasury yields were generally stable to slightly higher through the end of September.

         Inflation jitters amid stronger than expected job growth for September pushed interest rates higher at the start of the fourth quarter of 2007. Gloomy economic data, along with consumer confidence dropping to a two year lower, provided for a pullback in long-term Treasury yields during the second half of October. As generally expected, the Federal Reserve concluded its October meeting with a 25 basis rate cut. As of November 30, 2007, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 3.26% and 3.95%, respectively, versus year end 2006 comparable yields of 5.00% and 4.71%.
Exhibit II-2 provides historical interest rate trends.


Market Area Demographics
------------------------

         Key demographic and economic indicators in the Bank's market include population, number of households and household/per capita income levels. Trends in these key measures are summarized by the data presented in Table 2.2 from 2000 to 2007 and projected through 2012, with additional data shown in Exhibit II-3. Data for the nation as well as for Pennsylvania and the Philadelphia MSA are included for comparative purposes. Bucks County had a population of 638,000 in 2007. The Growth trend for Bucks County is 0.9% for the past seven years, which was higher than the growth trends for the Philadelphia MSA (0.6%) and Pennsylvania (0.4%), although slightly lower than the nation (1.2%). The higher growth in Bucks County, illustrates the movement of people from Center City Philadelphia to the suburban markets surrounding the city. Growth in households for Bucks County and the Philadelphia MSA has paralleled trends with respect to population for 2007. These trends are projected to continue over the next five years through 2012.

         Overall, the Bank's market area and the Philadelphia MSA appear to provide relatively attractive growth potential for the Bank. The Bank's market:
(1) demonstrates  relatively strong population and household growth trends;  and
(2) exhibits above average wealth in terms of income levels and median home value. Importantly, the generally favorable characteristics exhibited by the Bank's market have also been perceived by other financial institutions, which have intensified the level of competition as well.

         The median household income levels in the markets served by the Bank are favorable in comparison to both the state and national averages. The median household income levels were $78,883 in Bucks County and a slightly lower level of $62,790 for the Philadelphia MSA, compared to the State of Pennsylvania's average $51,375. Likewise, per capita income levels as of 2007 were above the state and national aggregates for Bucks County and the Philadelphia MSA. Household income distribution patterns provide empirical support for earlier statements regarding the affluent nature of the Bank's market as approximately 37% of all Bucks County households had income levels in excess of $100,000 annually in 2007, compared to 27% of the Philadelphia MSA, 19% of Pennsylvania, and 21% of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                                 MARKET AREA
                                                                            II.5



                                    Table 2.2
                             William Penn Bank, FSB
                            Summary Demographic Data

                                                  Year                                    Annual Growth Rate
                                               -------------------------------------   -------------------------
                                                     2000         2007        2012         2000-2007    2007-2012
                                                     ----         ----        ----         ---------    ---------

Population (000)
----------------
United States                                      281,422      306,348     325,526            1.2%        1.2%
Pennsylvania                                        12,281       12,643      12,910            0.4%        0.4%
Philadelphia-Camden-Wilmington MSA                   5,687        5,930       6,107            0.6%        0.6%
Bucks County                                           598          638         668            0.9%        0.9%

Households (000)
----------------
United States                                      105,480      115,337     122,831            1.3%        1.3%
Pennsylvania                                         4,777        4,966       5,095            0.6%        0.5%
Philadelphia-Camden-Wilmington MSA                   2,134        2,236       2,310            0.7%        0.7%
Bucks County                                           219          236         249            1.1%        1.0%

Median Household Income ($)
---------------------------
United States                                      $42,164      $53,154     $62,503            3.4%        3.3%
Pennsylvania                                        40,108       51,375      60,635            3.6%        3.4%
Philadelphia-Camden-Wilmington MSA                  48,201       62,790      75,624            3.8%        3.8%
Bucks County                                        59,726       78,883      95,624            4.1%        3.9%

Per Capita Income ($)
---------------------
United States                                      $21,587      $27,916     $33,873            3.7%        3.9%
Pennsylvania                                        20,880       27,602      33,849            4.1%        4.2%
Philadelphia-Camden-Wilmington MSA                  23,972       32,067      39,748            4.2%        4.4%
Bucks County                                        27,430       37,687      47,564            4.6%        4.8%

                                                     $0 to      $25,000-   $50,000-
2007 HH Net Income Dist. (%)                       $25,000      $50,000    $100,000       $100,000+
----------------------------                       -------      -------    --------       ---------
United States                                       21.91%       25.02%      32.32%          20.75%
Pennsylvania                                        22.85%       25.79%      32.45%          18.91%
Philadelphia-Camden-Wilmington MSA                  18.68%       21.27%      32.93%          27.12%
Bucks County                                        10.58%       17.85%      34.76%          36.81%

2007 Age Distribution(%)                         0-14 Yrs.   15-34 Yrs.  35-54 Yrs.      55-69 Yrs.    70+ Yrs.
------------------------                         ---------   ----------  ----------      ----------    --------
United States                                       20.26%       27.33%      29.07%          14.30%       9.04%
Pennsylvania                                        18.04%       25.11%      29.71%          15.34%      11.80%
Philadelphia-Camden-Wilmington MSA                  19.83%       25.80%      29.93%          14.22%      10.22%
Bucks County                                        19.90%       22.67%      32.22%          15.43%       9.79%

Source:  SNL Financial, LC.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                                 MARKET AREA
                                                                            II.6

the nation. The relatively high levels of personal income and expected income growth are evidence of the strong fundamentals of the local economy.


Summary of Local Economy
------------------------

         Local Economy
         -------------

         The economy of the Bank's market is relatively diverse and has several significant components. Employment data, shown in Table 2.3, indicates that trade, transportation, and utilities are the most prominent sector of the economy of the Greater Philadelphia region, comprising approximately 18.8% of total employment (additional employment data is shown in Exhibit II-4). The next largest component of the economy of the market is education and health services, which approximates 18.1% of total employment, followed by professional and business services (approximating 14.9% of employment) and government (approximating 13.9% of total employment).

         Growth sectors of the local economy included the life science and healthcare industries, whose expansion has been fostered by the presence of major research universities, locally and a highly educated technically proficient workforce. Similarly, growth in information technology and communications industries is reflective of many of these same factors. The market area's core industries with emphasis on those which are perceived to be supporting future growth have been described below.

         Financial  Services.  The financial  services sector has always been an
         -------------------
important element of the economy of the Philadelphia metropolitan area and continues to be important to this day. As reflected in Table 2.4, the Vanguard Group is the largest employer in Chester County with 8,000 employees. Moreover, Montgomery County has several well-known insurers with major operations there including Prudential (Dresher employing 6,568) and Aetna US Healthcare (Blue Bell employing 3,524) and there are numerous other large financial services industry employers within the Greater Philadelphia region.

         Bio-technology   and   Pharmaceutical   Industries.   The  Philadelphia
         --------------------------------------------------
metropolitan area is one of the leading regions of the world for biotech and pharmaceutical research and development. In this regard, 80% of the world's largest pharmaceutical companies have a presence in the region including such market leaders as Wyeth, GlaxoSmithKline, Merck, Centocor, and Cephalon. The Danish pharmaceutical company, H. Lundbeck A/S plans to locate its new U.S. commercial headquarters to the Greater Philadelphia market and Osstem Co. Ltd., a South Korean firm, will invest over $70 million in a new manufacturing facility in Bucks County, anticipating the creation of 600 jobs over the next five years.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                                 MARKET AREA
                                                                            II.7


                                    Table 2.3
                             William Penn Bank, FSB
                              Employment by Sector

                                [GRAPHIC OMITTED]

                  GREATER PHILADELPHIA'S EMPLOYMENT by SECTOR

        Natural Resources, Mining and Construction              4.4%
        Manufacturing                                           7.9%
        Trade, Transportation and Utilities                    18.8%
        Information Services                                    2.0%
        Financial Activities                                    7.9%
        Professional and Business Services                     14.9%
        Education and Health Services                          18.1%
        Leisure and Hospitality                                 7.6%
        Other Services                                          4.5%
        Government                                             13.9%

Source: Global Insight, July, 2006.


         Such companies have established operations in the Philadelphia area owing to the presence of critical infrastructure including the presence or world class universities and research centers, an extensive pool of highly educated talent, the availability of venture capital, and a supportive business environment.

         The market area as one of the most attractive residential locations in the Philadelphia region has garnered a disproportionate share of the bio-technology and pharmaceutical activity, particularly in Montgomery County where Merck employs 10,000 at a major manufacturing research facility, while other such companies, like Wyeth Pharmaceutical and Research employ thousands of additional workers.

         Health  Care.  Many of the same  factors  leading  to the growth of the
         ------------
bio-tech and pharmaceuticals industries have also made the market area a center for health care. In this regard, there are a variety of primary and secondary health care facilities in the market area with Jefferson Health System (14,317 employees) in Philadelphia County, Crozer-Keystone Health System (7,026 employees)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                                 MARKET AREA
                                                                            II.8

                                                  Table 2.4
                                           William Penn Bank, FSB
                            Largest Employers in the Greater Philadelphia Region

------------------------------------------------------------------------------------------------------------------------------------
Company                              Employment City            County      State Product/Service
------------------------------------------------------------------------------------------------------------------------------------
University of Pennsylvania               22,605 Philadelphia    Philadelphia PA   Education, Research, Health Care
Jefferson Health System                  14,317 Philadelphia    Philadelphia PA   Health Care
MBNA                                     10,500 Wilmington      New Castle   DE   National Commerical Bank, Credit Card Processing
Merck & Co.                              10,000 West Point      Montgomery   PA   Pharmaceutical Products
Du Pont                                   9,906 Wilmington      New Castle   DE   Plastic Materials, Industrial Organic Chemicals
Christiana Health Care System             9,500 Wilmington      New Castle   DE   Health Care
Vanguard Group, Inc.                      8,000 Valley Forge    Chester      PA   Investment Services Firm
Crozer-Keystone Health System             7,026 Springfield     Delaware     PA   Health Care
Tenet Health Systems                      7,002 Philadelphia    Philadelphia PA   Health Care
Prudential                                6,568 Dresher         Montgomery   PA   Financial Services
Lockheed Martin                           6,500                           NJ/PA   Guided Missles and Space Vehicles
Children's Hospital of PA (CHOP)          6,200 Philadelphia    Philadelphia PA   Children's Hospital
JP Morgan Chase                           5,900 Wilmington      New Castle   DE   Financial Services
Cendant Mortgage Corporation              5,481 Mt. Laurel      Burlington   NJ   Mortgages and Financial Institutes
Independence Blue Cross                   5,040 Philadelphia    Philadelphia PA   Ins., Hospital, and Medical Service
Allied Security                           5,000 King of Prussia Montgomery   PA   Security Officer Services
Rosenbluth International                  5,000 Philadelphia    Philadelphia PA   Travel Management Services
Abington Memorial Hospital                4,586 Abington        Montgomery   PA   Teaching Hospital
Boeing                                    4,400 Ridley Park     Delaware     PA   Aerospace Manufacturing
Verizon Communications                    4,270 Philadelphia    Philadelphia PA   Telecommunications
Cardone Industries, Inc.                  4,091 Philadelphia    Philadelphia PA   Automotive Maunfacturer
The Cooper Health System                  3,951 Camden          Camden       NJ   Health Care
University of Delaware                    3,800 Newark          New Castle   DE   Higher Education
Aetna U.S. Healthcare                     3,524 Blue Bell       Montgomery   PA   Hospital and Medical Service Plans
QVC, Inc.                                 3,500 West Chester    Chester      PA   E-Commerce
Siemens Medical Solutions Health          3,400 Malvern         Chester      PA   Professional Services to Health Organizations
United Parcel Post                        3,273 Philadelphia    Philadelphia PA   Integrated Package Delivery Company
Virtua Health                             3,266 Marlton         Burlington   NJ   Health Care
Comcast Corporation                       3,000 Philadelphia    Philadelphia PA   Cable and TV Services
Genuardi's Family Markets                 2,896 Norristown      Montgomery   PA   Retail Food Supermarket
Mercy Health System                       2,816 Philadelphia    Philadelphia PA   Health System
Wyeth Pharmaceutical and Research         2,633 Collegeville    Montgomery   PA   Pharmaceutical Products
Bank One Card Services                    2,600 Wilmington      New Castle   DE   Payment Business
Alfred I. DuPont Hospital for Children    2,500 Wilmington      New Castle   DE   Full Service Hospital for Children
GlaxoSmithKline                           2,500 Philadelphia    Philadelphia PA   Pharmaceutical Research and Development
Jevic Transportation, Inc.                2,445 Delanco         Burlington   NJ   Truckload Services
Commerce Bank                             2,444 Cherry Hill     Camden       NJ   Financial Service Retailer
Kennedy Health System                     2,441 Voorhees        Camden       NJ   Health Care Delivery System
The Chrysler Group/Daimler Chrysler       2,400 Newark          New Castle   DE   Manufactures SUV Bodies
Wilmington Trust                          2,332 Wilmington      New Castle   DE   Banking and Financial Services
Quest Diagnostics                         2,321 Collegeville    Montgomery   PA   Health Care Testing and Services
The PNC Financial Services Group          2,244 Philadelphia    Philadelphia PA   Banking and Financial Services
Holy Redeemer Health System               2,223 Huntington      Montgomery   PA   Health System
Mercy Fitzgerald Hospital                 2,200 Darby           Delaware     PA   An Acute-Care, Teaching Hospital
Elwyn, Inc.                               2,190 Media           Delaware     PA   Human Services Serving Adults and
                                                                                    Children with Disabilities
Drexel University                         2,181 Philadelphia    Philadelphia PA   Higher Education
Fox Chase Cancer Center                   2,092 Philadelphia    Philadelphia PA   Cancer Research, Treatment, and Community Outreach
Aramark                                   2,000 Philadelphia    Philadelphia PA   Food and Facilities Management
-----------------------------------------------------------------------------------------------------------------------

Sources:  Philadelphia Business Journal Book of Lists, 2005
            The Business Ledger of Delaware Book of Lists, 2005

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                                 MARKET AREA
                                                                            II.9

in Delaware County, The Cooper Health System (3,951 employees) in Camden County and Virtua Health (3,266 employees) in Burlington County being among the largest.

         Science and Technology.  The Philadelphia  area is a center for science
         ----------------------
and technology employment, as it is the 6th largest information technology sector in the country. Additionally, area colleges graduate 66,000 people each year to bolster the available pool of educated workers. Furthermore, the area's high concentration of major science, technology and large businesses that utilize technology (e.g., Lockheed Martin, Boeing, SAP, Siemens, GlaxoSmithKline, Merck, the U.S. Navy and others) has created numerous spin-off business opportunities, supports cluster development and act as magnets for other companies to locate to the market area.

         The market area has substantial employment in the science and technology fields. For example, Lockheed Martin employs approximately 6,500 people throughout Pennsylvania and New Jersey, Boeing is the second largest employer in Delaware County with 4,400 employees and Merck & Co., based in Montgomery County, employs 10,000 workers.


Unemployment Trends
-------------------

         Unemployment trends in Bucks County and Pennsylvania are displayed in Table 2.5. The market area unemployment rates are typically lower than state and national averages, which is consistent with historical trends and is reflective of the relative strength and vitality of the targeted market area. Additionally, unemployment rates in the market area have been trending downward reflecting favorable economic trends, both locally, regionally and nationally.

                                    Table 2.5
                             William Penn Bank, FSB
                         Market Area Unemployment Trends

                                           As of September
                              -------------------------------------------
                              2004        2005         2006          2007
                              ----        ----         ----          ----
     United States (1)         5.4%        5.1%         4.6%          4.7%
     Pennsylvania              5.4         4.9          4.7           4.5
     Bucks County, PA          4.1         3.7          3.7           3.6

      (1)Seasonally adjusted.
     Sources:  U.S. Bureau of Labor Statistics.


Market Area Deposit Characteristics
-----------------------------------

         Competition among financial institutions in the Bank's market is significant. As larger institutions compete for market share to achieve economies of scale, the environment for the Bank's products and services is expected to become increasingly competitive. Community-sized institutions such as the Bank typically compete with larger institutions on pricing or operate in a "niche" that will allow for operating margins to be maintained at profitable levels.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                                 MARKET AREA
                                                                           II.10

         Table 2.6 displays deposit market trends over recent years for the Bank's market area as of June 30, 2007. Annual deposit growth was 5.0% over the last several years for Bucks County, respectively. The market is dominated by commercial banks in Bucks County holding 65.5% of the market share. Competition for deposits in Pennsylvania, in general is intense, as the overall size, wealth, and growth trends of the Greater Philadelphia region make it very attractive to financial institutions. Several large superregional institutions operate in the Bank's markets as well as several community banks. The Bank's annual deposit growth was declining at 1.3% during the period covered in Table
2.6 and the Bank's market share as of June 30, 2007 was 1.3%. This represents a relatively modest market share of deposits, however the Bank may likely be able to increase deposit balances through more aggressive marketing and other iniatitives.

Summary

         The overall condition of the primary market area can be characterized as positive, with growth potential in Bucks County and the other counties of the Philadelphia MSA, based on regional population and economic projections. The overall total population base within the Bank's market area provides the potential for additional banking customers. In addition, income levels are relatively high and growing in line with area averages, indicating an increasing amount of personal wealth for residents. Going forward, in view of the local demographic and economic trends and the numbers and types of competitors in the market area, the competition for deposits is expected to remain substantial, which will result in the Bank having to pay competitive deposit rates and provide high quality service to increase local market share. In addition, the Bank also will have to engage in sufficient levels of marketing activities.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                                 MARKET AREA
                                                                           II.11


                                                                Table 2.6
                                                          William Penn Bank, FSB
                                                             Deposit Summary

                                                                       As of June 30,
                                       ------------------------------------------------------------------------
                                                      2004                                 2007
                                       -----------------------------------   ----------------------------------     Deposit
                                                     Market    Number of                  Market     No. of       Growth Rate
                                         Deposits     Share    Branches       Deposits     Share    Branches        2004-2007
                                         --------     -----    --------       --------     -----    --------        ---------
                                                               (Dollars in Millions)                                   (%)

Pennsylvania                             $210,672    100.0%       4,608       $259,411    100.0%      4,758           7.2%
    Commercial Banks                      151,088     71.7%       3,331        189,718     73.1%      3,432           7.9%
    Savings Institutions                   59,584     28.3%       1,277         69,693     26.9%      1,326           5.4%

Bucks County                              $10,381    100.0%         238        $12,026    100.0%        256           5.0%
    Commercial Banks                        6,582     63.4%         163          7,875     65.5%        171           6.2%
    Savings Institutions                    3,799     36.6%          75          4,151     34.5%         85           3.0%
       William Penn Bank, FSB                 167      1.6%           3            161      1.3%          3          -1.3%


 Source: FDIC.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                           III.1


                            III. PEER GROUP ANALYSIS



         This chapter presents an analysis of William Penn's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of William Penn is provided by these public companies. Factors affecting the Bank's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between William Penn and the Peer Group, will then be used as a basis for the valuation of William Penn's to-be-issued common stock.


Peer Group Selection
--------------------

         The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 42 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization; (3) the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

         Given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for William Penn's valuation should be comprised of subsidiary institutions of mutual holding companies. The selection of publicly-traded mutual holding companies for the Bank's Peer Group is consistent with the regulatory guidelines and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                           III.2

lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.


Basis of Comparison
-------------------

         This appraisal includes two sets of financial data and ratios for the Peer Group institutions. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the Peer Group institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis through assuming the sale of the majority shares held by the MHCs in public offerings based on their current trading prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted" basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the Peer Group institutions.

         Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used in Chapter III to make financial comparisons between the Peer Group and the Bank. The differences between the Peer Group's reported financial data and the financial data of William Penn are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each Peer Group institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between Peer Group institutions that have sold different percentage ownership interests to the public, and reflect the implied pricing ratios being placed on the Peer Group institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.


William Penn's Peer Group
-------------------------

         Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded Pennsylvania-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to William Penn. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In light of the relatively small asset size of the Bank, the Peer Group companies were selected based on the following criteria: (1) ten smallest publicly-traded MHCs in terms of asset size with seasoned trading histories; and (2) profitable on a reported and core earnings basis.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                           III.3

The asset sizes of the Peer Group companies ranged from $133 million to $390 million. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

         Unlike the universe of fully-converted publicly-traded thrifts, which includes approximately 125 companies, the universe of public MHC institutions is small, potentially limiting the comparability of the Peer Group companies to the Bank. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between William Penn and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between William Penn and the Peer Group which form the basis of the valuation adjustment in the valuation section to follow.

         Table 3.1 on the following page summarizes the general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to William Penn, we believe such companies form a good basis for the valuation of William Penn, subject to certain valuation adjustments.

         In aggregate, the Peer Group companies maintain a higher level of capital relative to the universe of all public thrifts (17.14% of assets versus 12.71% for the all public average), generate slightly lower core earnings on a return on average assets basis (0.42% ROAA versus 0.48% for the all public average), and generate a lower core return on equity (3.03% ROE versus 4.45% for the all public average). The summary table below underscores the similarities as well as the key differences between all public companies and the Peer Group, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                           III.4

                                                        Table 3.1
                                           Peer Group of Publicly-Traded Thrifts
                                                    December 2, 2007(1)

                                                                           Operating   Total         Fiscal  Conv.    Stock   Market
Ticker Financial Institution                   Exchange Primary Market   Strategy(2) Assets  Offices Year    Date     Price   Value
------ ---------------------                   -------- --------------   ----------- ------  ------- ----    ----     -----   -----
                                                                                                                      ($)    ($Mil)
BFSB   Brooklyn Federal MHC of NY (31.0)         NASDAQ Brooklyn, NY        Thrift      $390    4     09-30  04/05  $13.27    $178
UCBA   United Comm. Bancorp MHC IN (43.8)        NASDAQ Lawrenceburg, IN    Thrift      $378    5     06-30  03/06  $12.16    $101
LSBK   Lake Shore Bancorp MHC of NY (43.7)       NASDAQ Dunkirk, NY         Thrift      $356    8     12-31  04/06   $9.10     $59
GCBC   Green County Bancorp MHC of NY (44.5)     NASDAQ Catskill, NY        Thrift      $339    7     06-30  12/98  $11.00     $46
NECB   NE Comm. Bancorp MHC of NY (45.0)         NASDAQ White Plains, NY    Thrift      $318    6     12-31  07/06  $11.93    $158
CHEV   Cheviot Financial Corp. MHC of OH (40.3)  NASDAQ Cincinnati, OH      Thrift      $316    5     12-31  01/04  $10.59     $96
PBHC   Pathfinder BC MHC of NY (36.3)            NASDAQ Oswego, NY          Thrift      $314    8     12-31  11/95  $10.50     $26
JXSB   Jacksonville Bancorp MHC of IL (47.7)     NASDAQ Jacksonville, IL    Thrift      $282    8     12-31  04/95  $10.21     $20
KFFB   KY First Fed. Bancorp MHC of KY (44.5)    NASDAQ Hazard, KY          Thrift      $273    1     06-30  03/05   $9.98     $82
GOV    Gouverneur Bancorp MHC of NY (43.0)        AMEX  Gouverneur, NY      Thrift      $133 J  2     09-30  03/99  $10.80     $25


NOTES:    (1)  Or most recent date available (M=March, S=September,  D=December,
               J=June, E=Estimated, and P=Pro Forma).

          (2)  Operating    strategies    are:     Thrift=Traditional    Thrift,
               M.B.=Mortgage     Banker,     R.E.=Real     Estate     Developer,
               Div.=Diversified and Ret.=Retail Banking.

          (3)  BIF-insured savings bank institution.

Source: Corporate offering circulars, data derived from information published in
        SNL Securities  Quarterly  Thrift  Report,  and  financial   reports  of
        publicly-traded thrifts.

Date of Last Update: 12/02/07

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                           III.5


                                                                                            Fully
                                                                          Peer Group      Converted
                                                               All        Reported          Basis
                                                        Publicly-Traded     Basis        (Pro Forma)
                                                        ---------------     -----        -----------

         Financial Characteristics (Averages)
         ------------------------------------
         Assets ($Mil)                                      3,186          310             350
         Equity/Assets (%)                                  12.71%       17.14%          25.53
         Core Return on Assets (%)                           0.48         0.40            0.59
         Core Return on Equity (%)                           4.44         2.85            2.58

         Pricing Ratios (Averages)(1)
         ----------------------------
         Core Price/Earnings (x)                            20.75x       29.19x          26.79x
         Price/Book (%)                                    118.03%      137.12%          80.54%
         Price/Assets (%)                                   15.22        24.67           21.27

         (1) Based on market prices as of November 30, 2007.

         The following sections present a comparison of William Penn's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.


Financial Condition
-------------------

         Table 3.2 shows comparative balance sheet measures for William Penn and the Peer Group. William Penn's and the Peer Group's ratios reflect balances as of September 30, 2007, unless otherwise indicated for the Peer Group companies. William Penn's net worth base of 12.9% was below the Peer Group's average net worth ratio of 17.1%. However, with the consummation of the reorganization and infusion of the net conversion proceeds, the Bank will approximate the Peer Group average. All of the Bank's capital consisted of tangible capital, while the Peer Group's capital included intangibles equal to 0.8% of assets. William Penn's increased pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. However, at the same time, William Penn's enhanced capital base will diminish its pro forma return on equity relative to historical levels, which will be in line with the Peer Group's reported average and median ROE. Both the Bank's and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

         The interest-earning asset compositions for the Bank and the Peer Group were relatively similar, with loans constituting the bulk of interest-earning assets for both William Penn and the Peer Group. The Bank's loans-to-assets ratio of 67.3% was lower than the comparable Peer Group ratio of 70.7%.
Comparatively, the Bank's cash and investments-to-assets ratio of 30.6% was lower than the comparable

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                           III.6


                                                      Table 3.2
                                      Balance Sheet Composition and Growth Rates
                                            Comparable Institution Analysis
                                               As of September 30, 2007

                                                                  Balance Sheet as a Percent of Assets
                                          -----------------------------------------------------------------------------------------
                                             Cash &    MBS &                 Borrowed Subd.    Net      Goodwill  Tng Net     MEMO:
                                          Equivalents Invest  Loans Deposits  Funds   Debt    Worth      Intang    Worth  Pref.Stock
                                          ----------- ------  ----- --------  -----   ----   -------     -----     -----  ----------
TangibleCore Reg.Cap.
William Penn Bancorp of PA
  September 30, 2007                          6.5%    24.1%  67.3%  59.1%     26.6%    0.0%    12.9%      0.0%    12.9%      0.0%


All Public Companies
  Averages                                    3.7%    20.1%  70.6%  68.0%     17.8%    0.6%    12.3%      1.0%    11.3%      0.0%
  Medians                                     2.6%    18.4%  72.1%  69.2%     16.6%    0.0%    10.4%      0.1%     9.3%      0.0%

State of PA
  Averages                                    3.8%    32.7%  57.8%  63.1%     22.7%    0.8%    12.1%      1.5%    10.6%      0.0%
  Medians                                     2.0%    28.1%  62.0%  66.2%     19.8%    0.0%    10.1%      0.4%     6.9%      0.0%

Comparable Group
  Averages                                    4.0%    19.8%  70.7%  71.7%      9.5%    0.2%    17.1%      0.8%    16.4%      0.0%
  Medians                                     2.4%    20.8%  70.6%  70.8%      7.3%    0.0%    15.8%      0.0%    15.8%      0.0%


Comparable Group
BFSB  Brooklyn Federal MHC of NY (31.0)       2.4%    20.2%  72.9%  73.5%      2.4%    0.0%    21.8%      0.0%    21.8%      0.0%
CHEV  Cheviot Fin. Corp. MHC of OH (41.3)     1.8%    16.1%  78.7%  68.1%      9.5%    0.0%    21.6%      0.0%    21.6%      0.0%
GOV   Gouverneur Bncrp. MHC of NY 43.0)(1)    2.3%     9.1%  82.0%  56.6%     26.1%    0.0%    15.4%      0.0%    15.4%      0.0%
GCBC  Green Co. Bncrp. MHC of NY (44.5)       6.1%    24.7%  64.3%  87.6%      1.5%    0.0%    10.6%      0.0%    10.6%      0.0%
JXSB  Jacksonville Bncrp. MHC of IL (47.7)    2.2%    31.5%  61.0%  84.9%      5.6%    0.0%     7.8%      1.0%     6.8%      0.0%
KFFB  KY Fst Fed Bncrp MHC of KY (44.5)       0.5%    28.6%  62.9%  51.3%     25.2%    0.0%    22.4%      5.5%    16.8%      0.0%
LSBK  Lake Shore Bncrp. MHC of NY (43.7)      2.3%    31.4%  60.8%  67.4%     16.0%    0.0%    15.0%      0.0%    15.0%      0.0%
NECB  NE Comm. Bancorp MHC of NY (45.0)      11.1%     3.1%  80.8%  62.9%      0.0%    0.0%    34.1%      0.0%    34.1%      0.0%
PBHC  Pathfinder BC MHC of NY (36.3)          3.4%    21.4%  68.3%  81.5%      8.9%    1.6%     6.7%      1.2%     5.5%      0.0%
UCBA  United Comm. Bncrp. MHC IN (43.8)       8.1%    11.3%  75.7%  83.1%      0.0%    0.0%    16.2%      0.0%    16.2%      0.0%

                                                         Balance Sheet Annual Growth Rates                      Regulatory Capital
                                             --------------------------------------------------------------- -----------------------
                                                    MBS, Cash &                   Borrows.   Net    Tng Net
                                             Assets Investment  Loans   Deposits  &Subdebt  Worth    Worth  Tangible  Core Reg. Cap.
                                             -----------------  -----   --------  --------  -----    -----  --------  ---- ---------
William Penn Bancorp of PA
  September 30, 2007                         1.36%     5.68%   -0.60%    -0.83%   6.02%      4.49%    4.49%  12.89%   12.89%  24.66%


All Public Companies
  Averages                                   5.22%    -0.96%    7.70%     4.32%   0.41%      0.93%   -0.15%  10.87%   10.70%  17.58%
  Medians                                    2.90%    -2.47%    5.85%     2.93%   0.00%      0.22%   -0.38%   9.32%    9.13%  14.56%

State of PA
  Averages                                   2.11%    -2.21%    5.44%    -2.33%   0.52%      5.04%    4.83%   9.57%    8.87%  18.13%
  Medians                                    0.70%    -5.07%    5.40%     1.67%  -1.32%      1.57%    3.43%   8.77%    8.04%  15.80%

Comparable Group
  Averages                                   4.38%    -9.35%    9.86%     4.99%  -17.23%     1.44%    1.55%  15.28%   13.65%  26.51%
  Medians                                    4.55%    -6.99%    8.00%     5.36%   2.82%      1.27%    1.74%  15.86%   15.10%  25.75%


Comparable Group
BFSB  Brooklyn Federal MHC of NY (31.0)     -4.32%   -16.22%   -0.69%     5.96%  -81.24%     6.62%    6.62%  17.20%   17.20%  24.30%
CHEV  Cheviot Fin. Corp. MHC of OH (41.3)    1.18%   -11.74%    4.16%     2.93%   5.63%     -6.00%   -6.00%      NA       NA  32.50%
GOV   Gouverneur Bncrp. MHC of NY 43.0)(1)   3.78%    -6.83%    4.38%     1.12%   9.34%      5.05%    5.05%  15.10%   15.10%  27.20%
GCBC  Green Co. Bncrp. MHC of NY (44.5)      9.54%     5.76%   11.05%    10.24%   0.00%      3.98%    3.98%      NA       NA      NA
JXSB  Jacksonville Bncrp. MHC of IL 47.7)    8.81%    -2.11%   16.91%     5.64%      NM      4.68%    5.85%      Na    7.14%  12.26%
KFFB  KY Fst Fed Bncrp MHC of KY (44.5)      2.26%    -5.70%    6.61%     2.15%   9.45%     -4.13%   -5.16%  16.61%   16.61%  38.61%
LSBK  Lake Shore Bncrp. MHC of NY (43.7)     1.72%    -7.14%    5.44%    -1.49%  26.40%     -2.60%   -2.60%  12.20%   12.20%  24.20%
NECB  NE Comm. Bancorp MHC of NY (45.0)      9.50%   -36.19%   30.01%     5.08%      NM     12.27%   12.27%      NA       NA      NA
PBHC  Pathfinder BC MHC of NY (36.3)         5.31%    -1.95%    9.38%     7.56%  -7.40%     -1.45%   -0.50%      NA       NA      NA
UCBA  United Comm. Bncrp. MHC IN (43.8)      6.06%   -11.40%   11.39%    10.75%  -100.00    -4.00%   -4.00%      NA       NA      NA

(1) Financial information is for the quarter ending June 30, 2007.

Source: Audited and unaudi ted financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP(R) Financial, LC.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                           III.7

ratio for the Peer Group of 23.8%. Overall, William Penn's interest-earning assets amounted to 97.9% of assets, which exceeded the comparable Peer Group ratio of 94.5%.

         William Penn's funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Bank's deposits equaled 59.1% of assets, which was below the Peer Group's ratio of 71.7%. Comparatively, borrowings accounted for a higher portion of the Bank's interest-bearing funding composition, as indicated by borrowings-to-assets ratios of 26.6% and 9.6% for William Penn and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 85.7% and 81.4%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Bank's ratio of interest-bearing liabilities as a percent of assets will be lower than the Peer Group's ratio.

         A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank's IEA/IBL ratio is slightly lower than the Peer Group's ratio, based on respective ratios of 114.2% and 116.1%. The additional capital realized from stock proceeds should serve to increase the Bank's IEA/IBL ratio, as the interest free capital realized in William Penn's stock offering is expected to be primarily deployed into interest-earning assets.

         The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. William Penn's growth rates are based on annualized growth based on the 15-month period ended September 30, 2007, while the Peer Group's growth rates are based on annual growth rates for the twelve months ended
September 30, 2007 or the most recent period available for the Peer Group companies. William Penn's assets increased at a 1.4% annualized growth rate, versus a 4.4% increase in assets posted by the Peer Group. William Penn's modest asset growth was the result of a 0.60% decrease in loans receivable, offset by a 5.7% increase in cash and investments. Asset growth for the Peer Group was sustained by a 9.9% increase in loans, which was partially offset by a 9.4% decline in cash and investments.

         The modest asset growth and a 6.0% increase in borrowings funded a 0.8% annualized reduction in the Bank's deposits. The Peer Group posted a deposit growth rate of 5.0% and a much higher rate of decrease in borrowings. Capital growth rates posted by the Bank and the Peer Group equaled 4.5% and 1.4%, respectively. The Bank's higher capital growth rate was supported by retention of all of its earnings and maintenance of a lower level of capital, offset in part by the lower return on assets recorded. Comparatively, the Peer Group's capital growth rate was slowed by dividend payments as well as stock repurchases. The increase in capital realized from stock proceeds will likely depress the Bank's capital growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines could also potentially slow the Bank's capital growth rate in the longer term following the stock offering.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                           III.8


Income and Expense Components
-----------------------------

         Table 3.3 displays comparable statements of operations for the Bank and the Peer Group, based on earnings for the twelve months ended September 30, 2007, unless otherwise indicated for the Peer Group companies. William Penn and the Peer Group reported net income to average assets ratios of 0.60% and 0.84%, respectively. The Peer Group's higher return was realized through higher levels of net interest income, non-interest operating income and net gains and a lower effective tax, while lower levels of loss provisions and operating expenses represented earnings advantages for the Bank.

         The Peer Group's stronger net interest income ratio was realized through maintenance of a lower interest expense ratio, while the Bank reported a higher interest income ratio. The Bank's higher interest income ratio was supported by maintenance of a higher level of interest-earning assets, offset by a lower yield earned on interest-earning assets (6.01% for the Bank versus 6.11% for the Peer Group). The Peer Group's lower interest expense ratio was supported by a lower cost of funds (3.28% versus 4.63% for the Bank), which was enhanced by the lower level of interest-bearing liabilities maintained by the Peer Group. As of September 30, 2007, William Penn maintained a relatively high level of higher costing borrowed funds in portfolio, a primary factor leading to Bank's higher funding costs. Importantly, the Bank has taken steps to reduce its cost of funds through the prepayment of higher rate advances albeit at the expense of incurring a $1.0 million after-tax prepayment penalty. Overall, William Penn and the Peer Group reported net interest income to average assets ratios of 2.01% and 2.97%, respectively.

         In another key area of core earnings strength, the Bank maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 1.14% and 2.82%, respectively. The Bank's lower operating expense ratio was achieved in part by maintaining a lower number of employees than the Peer Group relative to their respective asset sizes. Assets per full time equivalent employee equaled $9.2 million and $4.4 million for the Bank and the Peer Group, respectively. The Bank's lower level of operating expenses is indicative of the more limited diversification of operations at the Bank. On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group's operating expenses. Additionally, the planned growth initiatives including de novo branching (up to 3 new offices planned through 2011) and the expanded staffing to facilitate loan and deposit growth. At the same time, William Penn is targeted additional revenue growth over the intermediate to longer term which may likely offset at least a portion of the increased costs from an earnings perspective.

         When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                           III.9

               Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
    Comparable Institution Analysis
  For the 12 Months Ended September 30, 2007

                                                         Net Interest Income                    Other Income
                                                     --------------------------              ------------------
                                                                          Loss      NII                         Total
                                              Net                        Provis.   After     Loan  R.E.  Other  Other
                                             Income  Income Expense NII  on IEA    Provis.   Fees  Oper. Income Income
                                             ------  ------ ------- ---  ------    -------   ----  ----- ------ ------

William Penn Bancorp of PA
  September 30, 2007                          0.60%   5.89%  3.88% 2.01%  0.05%     1.96%    0.00% 0.00%  0.08% 0.08%


All Public Companies
  Averages                                    0.51%   5.89%  3.17% 2.71%  0.13%     2.59%    0.03% 0.00%  0.61% 0.64%
  Medians                                     0.50%   5.80%  3.18% 2.71%  0.07%     2.57%    0.00% 0.00%  0.47% 0.50%

State of PA
  Averages                                    0.42%   5.56%  3.20% 2.36%  0.08%     2.29%    0.01% 0.00%  0.44% 0.45%
  Medians                                     0.50%   5.57%  3.15% 2.45%  0.04%     2.42%    0.00% 0.00%  0.44% 0.47%


Comparable Group
  Averages                                    0.84%   5.69%  2.73% 2.97%  0.09%     2.88%    0.02% -0.01% 0.58% 0.59%
  Medians                                     0.43%   5.59%  2.84% 2.83%  0.04%     2.63%    0.00% 0.00%  0.60% 0.61%


Comparable Group
BFSB   Brooklyn Federal MHC of NY (31.0)      0.96%   6.93%  2.67% 4.26%  0.01%     4.24%    0.00% 0.00%  0.72% 0.72%
CHEV   Cheviot Fin. Corp. MHC of OH (40.3)(3) 0.35%   5.71%  3.09% 2.62%  0.02%     2.60%    0.00% 0.00%  0.18% 0.18%
GOV    Gouverneur Bncrp. MHC of NY (43.0)(1)  0.82%   6.09%  2.89% 3.20%  0.04%     3.16%    0.00% 0.01%  0.64% 0.65%
GCBC   Green Co. Bncrp. MHC of NY (44.5)      0.64%   5.45%  2.14% 3.31%  0.12%     3.20%    0.00% 0.00%  1.29% 1.29%
JXSB   Jacksonville Bncrp. MHC of IL (47.7)   0.20%   5.60%  3.23% 2.37%  0.02%     2.35%    0.13% -0.01% 0.75% 0.87%
KFFB   KY Fst Fed Bncrp MHC of KY(44.5)(3)    0.22%   4.91%  3.07% 1.84%  0.00%     1.84%    0.00% 0.00%  0.07% 0.07%
LSBK   Lake Shore Bncrp. MHC of NY (43.7)     0.43%   5.15%  2.53% 2.62%  0.04%     2.58%    0.00% 0.00%  0.56% 0.56%
NECB   NE Comm. Bancorp MHC of NY (45.0)      4.00%   5.58%  1.81% 3.77%  0.11%     3.66%    0.00% 0.00%  0.26% 0.26%
PBHC   Pathfinder BC MHC of NY (36.3)         0.31%   5.54%  2.79% 2.76%  0.09%     2.66%    0.09% -0.05% 0.85% 0.89%
UCBA   United Comm. Bncrp. MHC IN (43.8)      0.43%   5.97%  3.06% 2.91%  0.45%     2.46%    0.00% 0.00%  0.44% 0.44%

                                               G&A/Other Exp.   Non-Op. Items Yields, Costs, and Spreads
                                              ---------------- -------------- --------------------------
                                                                                                           MEMO:     MEMO:
                                                G&A   Goodwill  Net  Extrao.    Yield    Cost   Yld-Cost  Assets/   Effective
                                              Expense Amort.   Gains Items    On Assets Of Funds Spread   FTE Emp.  Tax Rate
                                              ------- ------   -----------    --------- -------- ------   --------  --------

William Penn Bancorp of PA
  September 30, 2007                           1.14%   0.00%   0.00% 0.00%        6.01%   4.63%   1.38%     $9,200  32.40%


All Public Companies
  Averages                                     2.52%   0.02%   0.06% 0.00%        6.24%   3.65%   2.59%     $5,769  32.61%
  Medians                                      2.49%   0.00%   0.01% 0.00%        6.08%   3.68%   2.65%     $4,598  32.30%

State of PA
  Averages                                     2.14%   0.04%  -0.01% 0.00%        5.89%   3.65%   2.24%     $5,900  22.07%
  Medians                                      2.17%   0.00%   0.00% 0.00%        5.83%   3.72%   2.08%     $5,283  25.89%


Comparable Group
  Averages                                     2.82%   0.01%   0.67% 0.00%        6.11%   3.28%   2.83%     $4,405  30.83%
  Medians                                      2.81%   0.00%   0.01% 0.00%        5.97%   3.46%   2.94%     $4,153  31.76%


Comparable Group
BFSB   Brooklyn Federal MHC of NY (31.0)       3.52%   0.00%   0.06% 0.00%        7.24%   3.46%   3.78%         NM  36.18%
CHEV   Cheviot Fin. Corp. MHC of OH (40.3)(3)  2.29%   0.00%   0.02% 0.00%        5.92%   3.99%   1.93%     $5,851  31.76%
GOV    Gouverneur Bncrp. MHC of NY (43.0)(1)   2.67%   0.00%  -0.09% 0.00%        6.50%   3.49%   3.01%         NM  37.25%
GCBC   Green Co. Bncrp. MHC of NY (44.5)       3.58%   0.00%  -0.08% 0.00%        5.73%   2.41%   3.33%     $3,001  31.64%
JXSB   Jacksonville Bncrp. MHC of IL (47.7)    2.94%   0.03%  -0.01% 0.00%        5.92%   3.57%   2.35%     $2,541  14.88%
KFFB   KY Fst Fed Bncrp MHC of KY(44.5)(3)     1.53%   0.05%   0.00% 0.00%           NM      NM      NM     $7,365      NM
LSBK   Lake Shore Bncrp. MHC of NY (43.7)      2.56%   0.00%   0.00% 0.00%        5.44%   3.05%   2.39%     $3,832  25.10%
NECB   NE Comm. Bancorp MHC of NY (45.0)       3.26%   0.00%   6.35% 0.00%        5.98%   2.84%   3.14%     $4,474  42.82%
PBHC   Pathfinder BC MHC of NY (36.3)          3.24%   0.07%   0.15% 0.00%        5.97%   3.03%   2.94%     $3,269  20.27%
UCBA   United Comm. Bncrp. MHC IN (43.8)       2.55%   0.00%   0.33% 0.00%        6.27%   3.71%   2.56%     $4,905  37.58%

(1) Financial information is for the quarter ending June 30, 2007.
(3) Income and expense information has been annualized from available financial information.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP(R) Financial, LC.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                          III.10

coverage ratios (net interest income divided by operating expenses), the Bank's earnings were stronger than the Peer Group's. Expense coverage ratios posted by William Penn and the Peer Group equaled 1.76x and 1.05x, respectively. The favorable expense coverage ratio is mitigated by the Bank's modest non-interest income level as noted below.

         Sources of non-interest operating income provided a larger contribution to the Peer Group's earnings, with such income amounting to 0.59% and 0.08% of the Peer Group's and William Penn's average assets, respectively. Taking non-interest operating income into account in comparing the Bank's and the Peer Group's earnings, William Penn's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 54.5% was more favorable than the Peer Group's efficiency ratio of 79.2%. The Bank's more favorable efficiency ratio was realized through maintenance of a lower operating expense ratio, which more than offset the Peer Group's higher ratios for non-interest operating income and non-interest operating income.

         Loan loss provisions had a slightly larger impact on the Peer Group's earnings, as loan loss provisions of 0.05% of average assets were established by the Bank during the twelve month period. Loan loss provisions for the Peer Group equaled 0.09% of average assets. The relatively minor impact of loan loss provisions on the Bank's and the Peer Group's earnings were indicative of their generally favorable credit quality measures and low risk lending strategies.

         Net gains for the Peer Group equaled 0.67% of average assets, which was supported by a large net gain posted by NE Community Bancorp equal to 6.35% of average assets. The gain recorded by NE Community Bancorp was realized through the sale of a branch office and is a one-time non-recurring event. Comparatively, net gains for the Bank were nominal which was consistent with the 1 basis point gain realized by the Peer Group based on the median. Given the generally non-recurring nature of gains and losses resulting from the sale of office facilities, loans, investments and other assets, the net gains reflected in the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of the Bank's in comparison to the Peer Group's earnings. Extraordinary items were not a factor in either the Bank's or the Peer Group's earnings.

         Taxes had a larger impact on the Bank's earnings, as William Penn and the Peer Group posted effective tax rates of 32.40% and 30.83%, respectively.


Loan Composition
----------------

         Table 3.4 presents data related to the Bank's and the Peer Group's loan portfolio compositions and investment in mortgage-backed securities. The Bank's loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (51.1% versus 45.7% for the Peer Group). The Bank's higher ratio was attributable to maintaining a higher concentration of 1-4 family loans, as the Bank maintained a lower level of mortgage

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                          III.11


                                                 Table 3.4
                              Loan Portfolio Composition and Related Information
                                      Comparable Institution Analysis
                                            As of June 30, 2007

                                                      Portfolio Composition as a Percent of Assets
                                                 ------------------------------------------------------
                                                          1-4     Constr.   5+Unit    Commerc.           RWA/    Serviced  Servicing
                  Institution                      MBS  Family     & Land   Comm RE   Business Consumer Assets  For Others  Assets
                  -----------                      ---  ------     ------   -------   -------- -------- ------  ----------  ------
                                                   (%)    (%)       (%)       (%)       (%)      (%)      (%)     ($000)    ($000)
William Penn Bancorp, Inc. of PA                  2.83%  48.26%    6.56%    15.39%      0.75%    0.21%  54.52%     $1,816       $0


Comparable Group
  Averages                                        8.50%  37.23%    3.27%    20.41%      2.20%    1.72%  61.25%    $36,930     $181
  Medians                                         6.43%  40.33%    2.59%    10.55%      1.38%    1.17%  60.53%    $10,615       $0


Comparable Group
BFSB     Brooklyn Federal Bancorp, Inc. (MHC)    19.58%  14.87%   12.27%    44.86%      0.00%    0.24%  72.11%   $139,239       NA
CHEV     Cheviot Financial Corp. (MHC)            3.98%  67.38%    4.45%     6.25%      0.00%    0.04%      NA     $7,979       NA
GOV      Gouverneur Bancorp, Inc. (MHC)           4.13%  65.02%    2.41%     7.15%      1.21%    6.87%  58.07%         $0       $0
GCBC     Greene County Bancorp, Inc. (MHC)       11.71%  49.31%    2.95%     7.35%      3.03%    1.43%      NA         $0       $0
JXSB     Jacksonville Bancorp, Inc. (MHC)         4.37%  28.18%    1.89%    13.74%      7.94%    4.00%  62.99%   $126,972     $984
KFFB     Kentucky First Federal Bancorp (MHC)     5.86%  15.95%    0.62%     0.57%      0.00%    1.10%      NA         $0      $55
LSBK     Lake Shore Bancorp, Inc. (MHC)          19.83%  50.85%    1.35%     5.05%      2.33%    0.66%  51.84%    $13,251       $0
NECB     Northeast Community Bancorp, Inc. (MHC)  1.24%   0.13%    2.76%    75.19%      0.08%    0.16%      NA     $2,956       $0
PBHC     Pathfinder Bancorp, Inc. (MHC)           7.30%  43.51%    0.89%    14.83%      5.84%    1.24%      NA    $53,011       NA
UCBA     United Community Bancorp (MHC)           7.01%  37.14%    3.10%    29.09%      1.56%    1.45%      NA    $25,890     $231


Source: SNL Financial LC. and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                          III.12


backed securities than the Peer Group. Loans serviced for others equaled 0.7% and 11.3% of the Bank's and the Peer Group's assets, respectively, thereby indicating a slightly greater influence of mortgage banking activities on the Peer Group's operations. The Peer Group's balance of loans serviced for others translated into a modest balance of servicing intangibles, versus a zero balance for the Bank.

         Diversification into higher risk and higher yielding types of lending was slightly less significant for the Bank in comparison to the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Bank (15.4% of assets), followed by construction/land loans (6.6% of assets). The Peer Group's lending diversification also consisted primarily of commercial real estate/multi-family loans (20.4% assets), while other areas of lending diversification for the Peer Group were fairly evenly distributed between construction/land loans (3.3% of assets), commercial business loans (2.2% of assets), and consumer loans (1.7% of assets). Other minor areas of lending diversification for the Bank consisted of commercial business loans (0.8% of assets) and consumer loans (0.2% of assets). Primarily as a result of the Bank's higher concentration of assets maintained in residential loans, William Penn maintained a lower risk weighted assets-to-assets ratio for the Bank (54.52% versus 61.25% for the Peer Group).


Credit Risk
-----------

         Overall, the credit risk associated with the Bank's and the Peer Group's balance sheets were considered to be fairly similar, as implied by a comparison of their respective credit quality measures. As shown in Table 3.5, William Penn's ratio of non-performing assets and accruing loans that are more than 90 days past due as a percent of assets was slightly less than the comparable Peer Group ratio (0.33% versus 0.44% for the Peer Group). The Bank reported a zero balance of real estate owned as versus a minimal balance for the Peer Group. Likewise, William Penn's non-performing loans-to-loans ratio, which does not include accruing loans that are more than 90 days past due, was lower than the Peer Group's ratio (0.49% versus 0.50% for the Peer Group). The Bank maintained a higher level of loss reserves as a percent of non-performing loans (209.5% versus 122.2% for the Peer Group), while loss reserves as a percent of loans were higher for the Bank (1.04% versus 0.70% for the Bank). Net loan charge-offs were higher for the Peer Group.


Interest Rate Risk
------------------

         Table  3.6  reflects  various  key  ratios  highlighting  the  relative interest rate risk exposure of the Bank versus the Peer Group companies. In terms of balance sheet composition, William Penn's interest rate risk characteristics were considered to be fairly comparable to the Peer Group's. Most notably, the Peer Group maintained lower tangible equity/assets and IEA/IBL ratios compared to the Bank, while a lower level of non-interest earning assets represented an advantage for the Bank with respect to capacity to generate net interest income and, in turn, limit the interest rate risk associated with the balance sheet.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                          III.13


                                             Table 3.5
                              Credit Risk Measures and Related Information
                                   Comparable Institution Analysis
                          As of September 30, 2007 or Most Recent Date Available

                                                           NPAs &                                     Rsrves/
                                                 REO/     90+Del/      NPLs/     Rsrves/    Rsrves/    NPAs &    Net Loan     NLCs/
Institution                                     Assets     Assets      Loans      Loans       NPLs     90+Del    Chargoffs    Loans
-----------                                     ------     ------      -----      -----       ----     ------    ---------    -----
                                                 (%)        (%)         (%)        (%)        (%)       (%)       ($000)       (%)

William Penn Bancorp of PA                       0.00%      0.33%       0.49%      1.04%    209.46%   209.46%         ($9)    -0.01%


All Public Companies
--------------------
  Averages                                       0.11%      0.65%       0.71%      0.87%    207.94%   197.60%        $474      0.11%
  Medians                                        0.01%      0.41%       0.46%      0.80%    131.13%   115.76%         $72      0.04%

State of PA
-----------
  Averages                                       0.05%      0.35%       0.56%      0.85%    249.47%   173.24%        $155      0.07%
  Medians                                        0.00%      0.37%       0.41%      0.85%    216.47%   135.01%         $13      0.01%


Comparable Group
----------------
  Averages                                       0.04%      0.44%       0.50%      0.70%    122.19%   108.69%         $48      0.08%
  Medians                                        0.00%      0.47%       0.48%      0.68%    103.29%    91.07%         $28      0.06%


Comparable Group
----------------
BFSB    Brooklyn Federal MHC of NY (31.0)        0.00%      0.02%       0.02%      0.63%         NA        NA          $0      0.00%
CHEV    Cheviot Fin. Corp. MHC of OH (40.3)      0.15%      0.46%       0.30%      0.20%     73.80%    49.15%        $231      0.37%
GOV     Gouverneur Bncrp. MHC of NY (43.0)(1)    0.00%      0.48%       0.50%      0.85%    135.16%   143.06%         $14     -0.01%
GCBC    Green Co. Bncrp. MHC of NY (44.5)        0.00%      0.21%       0.33%      0.73%    197.16%   217.89%         $32      0.06%
JXSB    Jacksonville Bncrp. MHC of IL (47.7)     0.11%      0.47%       0.55%      1.03%    215.02%   139.20%         $42      0.10%
KFFB    KY Fst Fed Bncrp MHC of KY(44.5)         0.00%      0.36%       0.43%      0.42%         NA    73.77%          $0      0.00%
LSBK    Lake Shore Bncrp. MHC of NY (43.7)       0.01%      0.37%       0.45%      0.59%    125.86%   101.17%         $20      0.04%
NECB    NE Comm. Bancorp MHC of NY (45.0)        0.00%      0.62%       0.62%      0.58%     79.80%    81.25%         $49      0.08%
PBHC    Pathfinder BC MHC of NY (36.3)           0.10%      0.56%       0.61%      0.76%     80.72%    91.07%         $71      0.13%
UCBA    United Comm. Bncrp. MHC IN (43.8)        0.00%      0.86%       1.14%      1.25%     69.98%    81.68%         $23      0.03%

(1) Financial information is for the quarter ending June 30, 2007.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP(R) Financial, LC.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                          III.14

                                           Table 3.6
                  Interest Rate Risk Measures and Net Interest Income Volatility
                                 Comparable Institution Analysis
                     As of September 30, 2007 or Most Recent Date Available

                                                 Balance Sheet Measures
                                              -------------------------           Quarterly Change in Net Interest Income
                                                              Non-Earn. ------------------------------------------------------------
                                               Equity/  IEA/   Assets/
Institution                                    Assets   IBL    Assets   9/30/2007 6/30/2007 3/31/2007 12/31/2006 9/30/2006 6/30/2006
-----------                                    ------   ---    ------   --------- --------- --------- ---------- --------- ---------
                                                (%)     (%)     (%)    (change in net interest income is annualized in basis points)
William Penn Bancorp of PA                     12.9%  114.2%    2.1%         12          4        2         -5         -6        0

All Public Companies                           11.0%  107.0%    5.4%          0          1        0         -8         -6       -1
State of PA                                    10.6%  109.3%    5.7%         10          3        1         -4         -8       -2

Comparable Group
  Averages                                     16.4%  117.5%    5.5%          6         -3       -4         -7         -4        0
  Medians                                      15.8%  114.0%    5.2%          3         -2       -3         -8         -2       -4


Comparable Group
BFSB     Brooklyn Federal MHC of NY (31.0)     21.8%  125.8%    4.5%        -11        -13        7         19          6        9
CHEV     Cheviot Fin. Corp. MHC of OH (40.3)   21.6%  124.4%    3.5%         -2         -1       NA         NA        -16       -9
GOV      Gouverneur Bncrp. MHC of NY (43.0)(1) 15.4%  113.1%    6.6%         NA         -8        1         -8         -2       -9
GCBC     Green Co. Bncrp. MHC of NY (44.5)     10.6%  106.8%    4.9%          3          1      -10         -5         -9       -4
JXSB     Jacksonville Bncrp. MHC of IL (47.7)   6.8%  104.6%    5.4%         -1          6      -16        -15        -17      -12
KFFB     KY Fst Fed Bncrp MHC of KY(44.5)      16.8%  120.1%    8.1%         NA         NA       -1        -15         NA       NA
LSBK     Lake Shore Bncrp. MHC of NY (43.7)    15.0%  113.4%    5.5%         33         -9       -3        -28         11       32
NECB     NE Comm. Bancorp MHC of NY (45.0)     34.1%  150.9%    5.0%         17          3       -4         13        -10      -45
PBHC     Pathfinder BC MHC of NY (36.3)         5.5%  101.1%    6.9%          7         -2       -2          0          0       -2
UCBA     United Comm. Bncrp. MHC IN (43.8)     16.2%  114.5%    4.9%         NA         NA       -6        -27          1       37

(1) Financial information is for the quarter ending June 30, 2007. NA=Change is greater than 100 basis points during the quarter.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP(R) Financial, LC.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                         PEER GROUP ANALYSIS
                                                                          III.15


On a pro forma basis, the infusion of stock proceeds should serve to provide the Bank with comparative advantages over the Peer Group's balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in the Bank's equity-to-assets and IEA/IBL ratios.

         To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for William Penn and the Peer Group. In general, there was a slightly greater degree of volatility reflected in the quarterly changes in the Bank's net interest income ratios, based on the interest rate environment that prevailed during the period covered in Table 3.5. However, the stability of the Bank's net interest margin should be enhanced by the infusion of stock proceeds, since interest rate sensitive liabilities will be funding a lower portion of the Bank's assets.

Summary
-------

         Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of William Penn. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                            IV.1


                             IV. VALUATION ANALYSIS



Introduction
------------

         This chapter presents the valuation analysis and methodology used to determine William Penn's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.

Appraisal Guidelines
--------------------

         The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.


RP Financial Approach to the Valuation
--------------------------------------

         The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

         The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the MHC process, RP Financial will:
(1) review changes in the Bank's operations and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                            IV.2

financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

         The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including William Penn's value, the market value of the stocks of public MHC institutions, or William Penn's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.


Valuation Analysis
------------------

         A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of William Penn coming to market at this time.


1.       Financial Condition
         -------------------

         The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial strengths are noted as follows:

     o    Overall A/L  Composition.  Loans  funded by retail  deposits  were the
          ------------------------
          primary components of both William Penn's and the Peer Group's balance sheets. The Bank's interest-earning asset composition exhibited a lower concentration of loans, while the Peer

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                            IV.3

          Group's loan portfolio composition reflected a greater degree of diversification into higher risk and higher yielding types of loans. Overall, the Bank's asset composition provided for a lower yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio in comparison to the Peer Group's measures. William Penn's funding composition reflected a lower level of deposits and a higher level of borrowings than the comparable Peer Group ratios, which provided the Peer Group with a lower cost of funds than maintained by the Bank, with the higher cost of funds a factor in the Bank's lower ROA in comparison to the Peer Group. In proportion to total assets, the Bank maintained a higher level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group's ratios, which translated into a lower IEA/IBL ratio for the Peer Group. The infusion of stock proceeds should serve to increase the Bank's IEA/IBL ratio and, thus, provide the Bank with a higher IEA/IBL than maintained by the Peer Group.

     o    Credit  Quality.  The  Bank's  ratios  for  non-performing  assets and
          ---------------
          non-performing loans ratios were lower than the comparable Peer Group ratios. Loss reserves as a percent of loans and non-performing loans were higher for the Bank than the Peer Group. Net loan charge-offs were modest for both the Bank and the Peer Group. As noted above, the Bank maintained a lower risk weighted assets-to-assets ratio than the Peer Group.

     o    Balance Sheet Liquidity.  The Bank maintained a higher level of assets
          -----------------------
          in cash and investments (30.6% of assets versus 23.8% for the Peer Group). Following the infusion of stock proceeds, the Bank's cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Bank's future borrowing capacity was considered to be lower than Peer Group's, based on the higher level of borrowings currently maintained by the Bank.

     o    Funding Liabilities.  The Bank's interest-bearing  funding composition
          -------------------
          reflected a lower concentration of deposits and a higher concentration of borrowings relative to the comparable Peer Group ratios, which provided the Bank with a higher of cost of funds than maintained by the Peer Group. Total interest-bearing liabilities as a percent of assets were higher for the Bank compared to the Peer Group ratio, which was attributable to William Penn's lower capital position. Following the stock offering, the increase in the Bank's capital position should provide William Penn with a lower level of interest-bearing liabilities than maintained by the Peer Group.

     o    Capital. The Peer Group operates with a higher  equity-to-assets ratio
          -------
          than the Bank. However, following the stock offering, William Penn's pro forma capital position will approximate the Peer Group's equity-to-assets ratio. The increase in the Bank's pro forma capital position to levels approximating the Peer Group average will result in enhanced leverage potential for the Bank and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Bank enhanced capitalization will reduce the pro forma ROE to levels approximating the Peer Group's average and median core ROE.

         On balance, William Penn's financial condition was considered to be less favorable than Peer Group's, and accordingly, no valuation adjustment was applied for the Bank's financial condition.


2.       Profitability, Growth and Viability of Earnings
         -----------------------------------------------

         Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                            IV.4

earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

     o    Reported Earnings. The Peer Group's reported earnings were higher than
          -----------------
          the Bank's on a ROAA basis (0.84% of average assets versus 0.60% for the Bank). The Peer Group's higher return was supported by higher levels of net interest income, non-interest operating income, gains on sale and a lower effective tax rate, which were partially offset by the Bank's lower levels of loan loss provisions and operating expenses. Additionally, the Peer Group's average reported earnings were also supported by non-operating gains reported by one of the Peer Group companies. The Bank's future net income will also benefit from the recent restructuring of a portion of the Bank's borrowings portfolio. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank's earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company, the implementation of stock benefit plans, and the expenses related to the de novo branching and lending initiatives.

     o    Core Earnings.  With the exception of one Peer Group company reporting
          -------------
          a  significant  gain  on the  sale  of  office  facilities  (i.e.,  NE
          Community Bancorp of NY), both the Bank's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a lower net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Bank's ratios for net interest income and operating expenses translated into an expense coverage ratio that was higher than the Peer Group's ratio (1.76x versus 1.05x for the Peer Group). Similarly, the Bank's efficiency ratio of 54.5% was more favorable than the Peer Group's efficiency ratio of 79.2%, as the Bank's lower operating expense ratio more than offset the Peer Group's higher ratios for net interest income and non-interest operating income. Loss provisions had a slightly larger impact on the Peer Group's earnings, while the Bank's effective tax rate was higher than the Peer Group's effective tax rate. Overall, these measures, as well as the expected earnings benefit the Bank should realize from the redeployment of stock proceeds into interest-earning assets and the restructuring of the borrowings portfolio, which will be partially offset by expenses associated with the stock benefit plans and operating as a publicly-traded company as well as the cost of the targeted growth intitiatives, indicate that the Bank's core ROA and ROE measures will approximate to modestly exceed the the Peer Group average and median on a fully converted basis pursuant to the valuation range set forth herein.

     o    Interest  Rate  Risk.  Quarterly  changes  in the  Bank's and the Peer
          --------------------
          Group's net interest income to average assets ratios indicated that a higher degree of volatility was associated with the Bank's net interest margin. Other measures of interest rate risk, such as capital and IEA/IBL ratios were fairly similar for the Bank and the Peer Group, thereby indicating a comparable dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with IEA/ILB ratios that are above the Peer Group ratios, as well as enhance the stability of the Bank's net interest margin through the reinvestment of stock proceeds into interest-earning assets.

     o    Credit Risk.  Loan loss  provisions  were a larger  factor in the Peer
          -----------
          Group's earnings. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was higher for the Peer Group and the Bank maintained a lower risk weighted assets-to-assets ratio. Credit quality measures for non-performing assets and non-performing loans were more favorable for the Bank, and William Penn maintained higher reserve coverage ratios based on non-performing loans and total non-performing assets. Net loan charge-offs were minimal for the Bank and the Peer Group indicating relatively strong asset quality portfolios.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                            IV.5

     o    Earnings  Growth   Potential.   Several  factors  were  considered  in
          ----------------------------
          assessing earnings growth potential. First, the Bank's historical loan growth was lower than the Peer Group's. Second, the infusion of stock proceeds will enhance William Penn's capital to levels approximating the Peer Group's equity/assets ratio. Lastl the Peer Group's higher level of non-interest operating income implies greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of adverse changes in interest rates.

     o    Return on Equity.  Currently, the Bank's ROE is above the Peer Group's
          ----------------
          ROE, as the Bank primarily reflecting the lower pre-offering capitalization and notwithstanding the lower ROA based on reported earnings, As the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank's equity, the Bank's pro forma return equity will approximate to modestly exceed the Peer Group on both a reported and fully converted basis. Further improvement in the Bank's ROE to levels well in excess of the Peer Group average will depend on the success in growing the Bank.

         On balance, the profitability, growth and viability of William Penn's pro forma earnings were considered to be less favorable than Peer Group. At the same time, the Bank's earnings and earnings growth potential will be enhanced with receipt of conversion proceeds and targeted post-offering leveraging. Accordingly, no adjustment was applied for this valuation factor.


3.       Asset Growth
         ------------

         The Peer Group recorded stronger asset growth than the Bank (4.4% growth versus 1.4% asset growth for the Bank), while loan growth was also stronger for the Peer Group (a decline of 0.6% for the Bank versus 9.9% growth for the Peer Group). On a pro forma basis, the Bank's tangible equity-to-assets ratio will approximate the Peer Group's tangible equity-to-assets ratio, implying comparable leverage capacity for the Bank. William Penn operates in southern Bucks County, Pennsylvania, which overall has positive demographic and economic characteristics, but the Bank faces a competitive environment with many competitors having larger and more convenient branch office networks and more resources to conduct operations. Accordingly, on balance, we believe that a slight downward valuation adjustment was warranted for this factor.


4.       Primary Market Area
         -------------------

         The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. William Penn Bank's primary market area for deposits and loans is considered to be within the greater Philadelphia metropolitan area, with a majority of the loans and deposits generated through consumers and businesses located in southern Bucks County, Pennsylvania. The primary market area served by the Bank is both urban and suburban in nature. Population and household growth in the Bank's primary county exceeded the comparable Pennsylvania and U.S. growth rates during the 2000 through 2007 period. Household and per capita income measures in Bucks County were above the Pennsylvania and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                            IV.6

U.S. measures. Income growth rates in the primary market area county were also higher than the Pennsylvania and U.S. growth rates.

         The majority of the Peer Group companies operate in suburban or rural markets with somewhat smaller population bases relative to the markets served by William Penn. In general, the Peer Group companies operated in markets with slower growing populations and lower per capita income compared to Bucks County. The average and median deposit market shares maintained by the Peer Group companies were well above the Bank's market share of deposits in Bucks County. Overall, the degree of competition faced by the Peer Group companies was viewed as less than faced by the Bank in Bucks County, while the growth potential in the markets served by the Peer Group companies was modestly less favorable on average relative to the growth opportunities provided by the Bank's primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, September 2007 unemployment rates for all of markets served by the Peer Group companies exceeded the unemployment rate reflected for Bucks County. On balance, we concluded that a slight upward adjustment was appropriate for the Bank's market area.

                                    Table 4.1
                         Market Area Unemployment Rates
                William Penn Bank and the Peer Group Companies(1)

                                                                     Sept. 2007
                                                    County          Unemployment
                                                    ------          ------------

         William Penn Bank - PA                     Bucks                3.6%

         Peer Group Average                         ---------            5.0%

         Brooklyn Federal MHC - NY                  Kings                5.4%
         Cheviot Financial MHC - OH                 Hamilton             5.4
         Gouverneur Bancorp MHC - NY                St. Lawrence         4.9
         Greene Co. Bancorp MHC - NY                Greene               4.3
         Jacksonville Bancorp MHC - IL              Morgan               4.9
         Kentucky First Fed. Bancorp - KY           Perry                7.3
         Lake Shore Bancorp. MHC - NY               Chautauqua           4.1
         NE Community Bancorp MHC - NY              New York             4.3
         Pathfinder Bancorp MHC - NY                Oswego               4.5
         United Comm. Bancorp MHC - IN              Dearborn             4.6


         (1) Unemployment rates are not seasonally adjusted.

         Source:  U.S. Bureau of Labor Statistics.


5.       Dividends
         ---------

         At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                            IV.7

objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

         All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.01% to 5.09%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.88% as of November 30, 2007. As of November 30, 2007, approximately 81% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 3.15%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

         Our valuation adjustment for dividends for William Penn also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Bank will be subject to the same regulatory dividend policy as all of the Peer Group companies. Accordingly, we believe that to the extent William Penn's pro forma market value would be influenced by the OTS' dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

         While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group's average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for purposes of the Bank's dividend policy.


6.       Liquidity of the Shares
         -----------------------

         The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and the remaining company trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $9.3 million to $71.0 million as of November 30, 2007, with average and median market values of $32.7 million and $32.5 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 881,000 to 6.0 million, with average and median shares outstanding of 2.9 million and 3.4 million, respectively. The Bank's minority stock offering is expected to have a pro forma market value and shares outstanding that are well below the average and median market values and shares outstanding indicated for the Peer Group. It is anticipated that the Bank's stock will be listed for trading on the OTC Bulletin Board. Overall, we anticipate that the Bank's public stock will have a less liquid trading market

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                            IV.8

than the Peer Group companies on average and, therefore, concluded that a slight downward adjustment was necessary for this factor.


7.       Marketing of the Issue
         ----------------------


         Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank's to-be-issued stock.

         A.       The Public Market
                  -----------------

         The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

         In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Stocks traded in a narrow range ahead of the holiday shopping season in late-November 2006. After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December. The Dow Jones Industrial Average ("DJIA") traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year.

         Lower oil prices helped to sustain the positive trend in stocks at the start of 2007, which was followed by a mild pullback due to weakness in technology stocks. Optimism about the economy and some favorable earnings reports helped to lift the DJIA to a record high heading into late-January 2007, which was followed by a one day sell-off on a weak housing report and concerns about higher rates. Stocks surged higher at the end of January 2007, as the Federal Reserve's late-January meeting concluded with no change in rates. The broader stock market traded in a narrow range in early-February and then the DJIA rallied to a new record in mid-February. Comments by the Federal Reserve Chairman that helped to alleviate concerns of higher rates, as well as lower oil prices, were factors that contributed to the mid-February rally. Comparatively, higher oil prices contributed to a downturn in stocks heading

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                            IV.9

into late-February. A sell-off in China's stock market turned into a global market sell-off, as the DJIA plunged over 400 points on February 27th.

         Stocks recovered some of the losses from the one day sell-off in early-March 2007, as the broader stock market benefited from a rebound in China's stock market. Mounting troubles for subprime mortgage lenders and weak economic data fueled a sharp downturn in the broader stock market in mid-March. Following the sell-off, merger announcements, rallies in overseas markets and a drop in oil prices supported a rebound in the broader stock market ahead of the March meeting of the Federal Reserve. The Federal Reserve's decision to hold rates steady further strengthened the rebound in the stock market as investors were buoyed by the Federal Reserve's assessment that the economy would continue to expand at a moderate pace. Stocks fluctuated at the close of the first quarter on mixed economic data.

         Signs of an improving housing market provided a boost to the stock market at the start of the second quarter 2007, with news of an increase in an index of pending existing home sales during February supporting a one-day gain of more than 120 points in the DJIA. News of Iran's release of British hostages, lower oil prices and a favorable March employment report also contributed to the broader market gains in early-April. The broader market rally continued through most of April, as merger news and strong corporate profits lifted the DJIA above a close of 13000 in late-April. For the month of April, the DJIA closed up 5.7%. Stronger than expected manufacturing data and lower oil prices helped to propel the DJIA to five consecutive record highs in early-May. Following a sharp one day sell-off on a weak retail sales report for April, the positive trend in the broader stock market continued into mid-May. A new wave of corporate deals, lower oil prices and a stronger than expected reading for May consumer confidence were noted factors that help to sustain the rally. Stocks eased lower in late-May, reflecting profit taking and concerns about a pullback in China's stock market. Inflation worries and higher rates pushed stocks lower in early-June, while a strong retail sales report for May triggered a rebound in the stock market in mid-June. Stocks generally traded lower in the second half of June on continued inflation concerns, as well as higher oil prices and weakness in the housing market.

         The broader stock market showed a positive trend at the start of third quarter of 2007, with the DJIA closing at record highs in mid-July. A positive report on manufacturing activity in June, healthy job growth reflected in the June employment report and merger news contributed to the stock market rally. A favorable second quarter earnings report by IBM helped the DJIA close above the 14000 mark heading into late-July, which was followed a general downturn in stocks during late-July and early-August. Stocks were driven lower by fears that the housing slump was spreading to the broader economy and concerns of a widening credit crunch prompted by home mortgage lenders cutting off credit or raising rates for a growing number of borrowers. The stock market turned highly volatile in mid-August, reflecting mixed economic news and the ongoing fallout from the credit crisis. Volatility in the stock market continued to prevail through the end of August, based on concerns about the impact of the credit

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.10

crunch on the economy and speculation about whether or not the Federal Reserve would cut rates at its September meeting. A disappointing employment report for August, which showed a drop in jobs for the first time in four years, caused stocks to plummet in early-September. However, upbeat news about consumer demand boosted stocks in mid-September ahead of the Federal Reserve meeting. Stocks soared on news of the Federal Reserve's decision to cut the federal funds rate by a half of percentage point rate, which exceeded the quarter-point rate cut most economists had expected. The larger than expected rate cut generally sustained the positive trend in the broader stock market through the end of the third quarter.

         The DJIA started the fourth quarter of 2007 soaring to a record high, which was followed by an uneven market for stocks into mid-October reflecting uncertainty over forthcoming third quarter earnings reports. Lackluster earnings and credit concerns sparked a mid-October sell-off, as Standard & Poor's reduced its rating on more than 1,400 types of residential mortgage-backed securities. Stocks rebounded somewhat in late-October, supported by some good third quarter earnings in the technology sector and the Federal Reserve's decision to cut rates by a quarter point as expected. Fresh concerns about problems in the credit markets becoming worse, fears of soaring energy prices and the dollar falling caused stocks to plummet in early-November. Following a close below 13000, the DJIA had a one day rebound of over 300 points on bargain hunting. Stocks pulled back heading into the second half of November, reflecting concerns that the weak housing market would depress consumer spending and expectations of more write-downs to be taken on risky debt. As an indication of the general trends in the nation's stock markets over the past year, as of November 30, 2007 the DJIA closed at 13371.7 an increase of 9.4% from one year ago and an increase of 7.3% year-to-date, and the NASDAQ closed at 2661.0 an increase of 9.4% from one year ago and an increase of 10.2% year-to-date. The Standard & Poor's 500 Index closed at 1481.1 on November 30, 2007 an increase of 5.8% from one year ago and an increase of 4.4% year-to-date.

         The market for thrift stocks has been mixed during the past 12 months, but, in general, thrift stocks have underperformed the broader stock market. Weaker than expected housing data pressured thrift stocks lower heading into late-November 2006. Merger news, including Bank of New York's announced merger with Mellon Financial Corp., sparked gains in thrift stocks in early-December 2006. Thrift stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected. An upbeat report on home sales helped thrift and bank stocks participate in the broader market rally in late-December.

         Thrift stocks traded lower at the beginning of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates. Mixed fourth quarter earnings reports and investor nervousness ahead of the Federal Reserve meeting provided for a choppy trading market for thrift issues in mid- and late-January. Thrift stocks posted gains in late-January and early-February, as thrift investors reacted favorably to the Federal Reserve's decision to hold rates

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.11

steady. While the DJIA moved to a new high in mid-February, thrift stocks traded in a narrow range heading into late-February. The late-February sell-off triggered by the downturn in China's stock market hit thrift stocks as well. Selling pressure in thrift stocks increased during the first half of March, as mortgage lenders in general were hurt by the deterioration in market conditions for subprime mortgage lenders. In mid-March, the Mortgage Bankers Association reported that subprime mortgage delinquencies rose to a four year high during the fourth quarter of 2006. Thrift stocks participated in the broader stock market rally following the Federal Reserve's decision to hold rates steady at its March meeting, based on expectations that the economy would continue to expand at a moderate pace. Thrift stocks pulled back in late-March, as lenders were hurt by news that sales of new homes fell for the second straight month in February and consumer confidence dropped in March.

         A favorable report on February pending existing home sales sparked gains in thrift stocks at the start of the second quarter of 2007. In contrast to the broader market, thrift stocks trended lower in mid-April as a weak housing market and the overhang of problems in the subprime lending market continued to weigh on the thrift sector. Some positive earnings reports helped to boost thrift stocks heading into the second half of April, but the rally did not match gains posted in the broader market. A late-April report showing a decline in home sales in March served to dampen enthusiasm for thrift stocks, while news of Bank of America's $21 billion proposed acquisition of LaSalle Bank Corp. had little impact on trading activity among thrift and bank stocks. Thrift stocks headed higher along with the broader stock market in early-May, but did not sustain the upward momentum into mid-May. A disappointing report on the outlook for the housing market weighed on the thrift sector in mid-May, with the National Association of Home Builders report projecting that home sales and housing production would not begin to improve until late in 2007. Merger news provided a boost to thrift stocks heading into late-May, but the gains were not sustained as thrift stocks traded lower on news of stronger than expected economic data and higher interest rates. A favorable employment report for May boosted thrift stocks at the start of June, which was followed by a general downturn in thrift stocks going into mid-June on higher interest rates. Higher interest rates and lackluster housing data furthered the downward trend in thrift stocks during the second half of June.

         The thrift sector continued to struggle at the beginning of the third quarter of 2007 on earnings worries and the widening meltdown in the subprime market as Standard & Poor's and Moody's announced plans to downgrade securities backed by subprime mortgages. Bargain hunting and strength in the broader market supported a brief rebound in thrift stocks in mid-July, which was followed a sharp sell off on fears of spreading subprime problems and some second quarter earnings reports showing deterioration in credit quality. A disappointing second quarter earnings report by Countrywide Financial and a larger-than-expected decline in new home sales knocked thrift equities lower in late-July. The downturn in thrift stocks continued into the beginning of August on news that American Home Mortgage Investment Corp. was shutting down operations due to liquidity problems. Thrift stocks participated in the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.12

volatility exhibited in the broader market in mid-August, but, in general, the downward trend in thrift equities continued during the first half of August. Thrift equities benefited from the mid-August discount rate cut by the Federal Reserve and then fluctuated along with the broader market through the end of August based on speculation over the outcome of the Federal Reserve's next meeting. The weaker-than-expected employment report for August depressed thrift issues in early-September, but thrift stocks bounced back in mid-September. The recovery in thrift stocks was aided by news that Countrywide Financial had arranged for an additional $12 billion of secured borrowings. Thrift stocks participated in the broader stock market rally on news of the larger than expected 50 basis rate cut by the Federal Reserve, although the positive trend in thrift stocks was not sustained through the end of the third quarter. The pull back in thrift stocks reflected ongoing concerns over the weak housing market and the anticipated rise in credit quality related losses that were expected to be seen in third quarter earnings.

         Thrift stocks traded in a narrow range at the start of the fourth quarter, but then headed lower in mid-October. The downturn was led by thrifts with exposure to the subprime market, as those institutions reported larger than credit losses for the third quarter. The as expected quarter point rate cut by the Federal Reserve helped thrift stocks to stabilize in late-October, although the sell-off in thrift equities resumed in early-November. Institutions with exposure to the subprime mortgage market continued to lead the downturn, as Washington Mutual's stock plunged on expectations that it would continue to experience significant credit losses in 2008. Beaten down thrift stocks recovered modestly going into mid-November, but the downturn resumed on worries over further deterioration in the subprime market and the depressed housing market. Freddie Mac's significantly larger-than-expected loss for the third quarter prompted further selling in thrift stocks heading into late-November. On November 30, 2007, the SNL Index for all publicly-traded thrifts closed at
1,173.2, a decrease of 34.4% from one year ago and a decrease of 35.9% year-to-date. Comparatively, the SNL MHC Index closed at 3,449.3 on November 30, 2007, a decrease of 10.2% from one year ago and a decrease of 11.0% year-to-date.


         B.       The New Issue Market
                  --------------------

         In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.13

whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

         The market for recent conversions has pulled back along with the thrift sector in general, with a number of the recent offerings being undersubscribed and typically reflecting only modest price appreciation or, in some cases, trading below their IPO prices in initial after market trading activity. As shown in Table 4.2, three standard conversions, one second-step conversion and two mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for purposes of our analysis. Laporte Bancorp was closed between the minimum and the midpoint of the offering range with gross proceeds of $13.0 million and Northfield Bancorp was closed at the top of the offering range with gross proceeds of $192.7 million. In general, investor interest in smaller offerings with resulting less liquid trading markets has been for the most not as strong compared to larger offerings with more liquid trading markets. On a fully-converted basis, LaPorte's and Northfield's closing pro forma price/tangible book ratios equaled 81.1% and 83.3%, respectively. LaPorte's P/TB reflects the impact of intangibles created by completing an acquisition of another financial simultaneous with the first step offering. LaPorte's stock price was down 17.2% from the IPO price after the first week of trading, versus a 16.7% increase in Northfield's stock price after one week of trading. As of November 30, 2007, LaPorte's stock price closed 23.1% below the IPO price and Northfield's stock price closed 6.8% above the IPO price.

         Shown in Table 4.3 are the current pricing ratios for publicly traded companies that completed mutual holding company offerings or standard conversion offerings in 2007. The data shows that, on average, the six mutual holding company offerings were trading at an average and median price/tangible book value ratios (fully converted basis) of 85.41% and 89.02%, respectively, and average and median price/earnings multiples (fully converted basis) of 25.26 times and 26.06 times, respectively. Similarly, on average, the eight standard conversion offerings were trading at an average and median price/tangible book value ratios of 78.98% and 77.84%, respectively, and average and median price/earnings multiples of 31.65 times and 25.29 times, respectively. Importantly, many of the conversions completed in 2007, in particular the MHC offerings, were much larger than William Penn in terms of assets and market capitalization. Specifically, the average and median asset size was $2.5 billion and $1.5 billion, respectively. The two smaller MHCs completing their offierings in 2007 (i.e. less than $1 billion in assets) were trading at an average P/TB equal to 73.67% as of November 30, 2007.

         C.       The Acquisition Market
                  ----------------------

         Also considered in the valuation was the potential impact on the Bank's stock price of recently completed and pending acquisitions of other savings institutions and banks operating in Pennsylvania. As shown in Exhibit IV-4, there were six Pennsylvania acquisitions of thrifts completed

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.14



RP(R) Financial, LC.
                                                     Table 4.2
                                Pricing Characteristics and After-Market Trends Recent Conversions Completed (Last Three Months)

------------------------------------------------------------------------------------------------------------------------------
     Institutional Information                                 Pre-Conversion Data    Offering Information     Contribution to
                                                         ---------------------------- -------------------     ----------------
                                                         Financial Info.  Asset Quality                        Charitable Fdn.
                                                         ---------------  -------------                        ---------------


                                    Conver.                       Equity  NPAs/  Res. Gross   %     % of   Exp./       % of
Institution                          Date     Ticker   Assets     Assets  Assets Cov. Proc.  Offered Mid.  Proc Form Offering
                                                        ($Mil)     (%)    (%)    (%)  ($Mil.)  (%)   (%)    (%)  (%) (%)
------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
First Advantage Bancorp, TN        11/30/07 FABK-NASDAQ $  219   14.70%   0.80% 114%  $ 53.6  100%  110%  2.7% N.A. N.A.
First Financial Northwest, Inc.,WA 10/10/07 FFNW-NASDAQ $1,088    9.84%   0.01%  NM   $211.6  100%  132%  1.6%  S   8.0%
Beacon Federal Bancorp, Inc.,NY    10/2/07  BFED-NASDAQ $  689    6.58%   0.11%  NM   $ 74.1  100%  90%   2.7% N.A. N.A.

                        Averages - Standard Conversions:$  665   10.37%   0.31%  NM   $113.1  100%  111%  2.4% N.A. N.A.
                         Medians - Standard Conversions:$  689    9.84%   0.11%  NM   $ 74.1  100%  110%  2.7% N.A. N.A.

Second Step Conversions
-----------------------
North Penn Bancorp, Inc.,PA        10/2/07 NPBP-OTCBB   $  119   10.98%   0.43% 283%  $  8.5   54%   85% 12.5% N.A. N.A.

                        Averages - Standard Conversions:$  119   10.98%   0.43% 283%  $  8.5   54%   85% 12.5% N.A. N.A.
                         Medians - Standard Conversions:$  119   10.98%   0.43% 283%  $  8.5   54%   85% 12.5% N.A. N.A.

Mutual Holding Company Conversions
----------------------------------
Northfield Bancorp, Inc., NY       11/8/07 NFBK-NASDAQ  $1,288   13.21%   0.91%  40%  $192.7   43%  132%  1.6% C/S  3M/4.65%
LaPorte Bancorp, Inc., IN          10/15/07 LPSB-NASDA  $  378    9.62%   1.13% 101%  $ 13.0   47%   91%  7.2% N.A. N.A.

         Averages - Mutual Holding Company Conversions: $  833   11.42%   1.02%  71%  $102.8   45%  112%  4.4% NA    NA
          Medians - Mutual Holding Company Conversions: $  833   11.42%   1.02%  71%  $102.8   45%  112%  4.4% NA    NA


                            Averages - All Conversions: $  630   10.82%   0.57% 135%   $92.2   74%  107%  4.7% NA    NA
                             Medians - All Conversions: $  534   10.41%   0.62% 107%   $63.8   77%  100%  2.7% NA    NA
------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
     Institutional Information                              Insider Purchases                       Pro Forma Data
                                                         -----------------------          ----------------------------------
                                                          % Off Incl. Fdn.                 Pricing Ratios(3) Financial Charac.
                                                         ----------------                 ------------------ ----------------
                                                           Benefit Plans
                                                         ----------------         Initial
                                    Conver.                   Recog   Stk   Mgmt. Dividend       Core        Core        Core
Institution                          Date     Ticker    ESOP  Plans Option  Dirs.   Yield  P/TB  P/E    P/A  ROA   TE/A   ROE
                                                         (%)   (%)     (%) (%)(2)    (%)    (%)  (x)    (%)  (%)    (%)   (%)
-------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
First Advantage Bancorp, TN        11/30/07 FABK-NASDAQ 8.0%  4.0%    10.0 10.0%   0.00%  68.3%  42.6x  19.9% 0.8%  47.0%  1.6%
First Financial Northwest, Inc.,WA 10/10/07 FFNW-NASDAQ 7.4%  4.0%    10.0  2.3%   0.00%  81.4%  23.7x  19.4% 0.8%  23.9%  3.4%
Beacon Federal Bancorp, Inc.,NY    10/2/07  BFED-NASDAQ 8.0%  4.0%    10.0  3.8%   0.00%  68.3%  30.4x   9.9% 0.3%  14.4%  2.3%

                        Averages - Standard Conversions:7.8%  4.0%    10.0  5.4%   0.00%  72.6%  32.2x  16.4  0.6%  28.4%  2.4%
                         Medians - Standard Conversions:8.0%  4.0%    10.0  3.8%   0.00%  68.3%  30.4x  19.4  0.8%  23.9%  2.3%

Second Step Conversions
-----------------------
North Penn Bancorp, Inc.,PA        10/2/07 NPBP-OTCBB   8.0%  4.0%    10.0  4.9%   1.10%  80.1%  51.6x  12.5  0.3%  15.7%  1.6%

                        Averages - Standard Conversions:8.0%  4.0%    10.0  4.9%   1.10%  80.1%  51.6x  12.5  0.3%  15.7%  1.6%
                         Medians - Standard Conversions:8.0%  4.0%    10.0  4.9%   1.10%  80.1%  51.6x  12.5  0.3%  15.7%  1.6%

Mutual Holding Company Conversions
----------------------------------
Northfield Bancorp, Inc., NY       11/8/07 NFBK-NASDAQ  8.7%  4.4%    10.9  2.0%   0.00%  83.3%  30.2x  26.8  0.8%  21.8%  3.3%
LaPorte Bancorp, Inc., IN          10/15/07 LPSB-NASDA  8.0%  4.2%    10.4  6.8%   0.00%  81.1%  38.2x  11.6  0.2%  9.2%   1.9%

         Averages - Mutual Holding Company Conversions: 8.4%  4.3%    10.6  4.4%   0.00%  82.2%  34.2x  19.2  0.5%  15.5%  2.6%
          Medians - Mutual Holding Company Conversions: 8.4%  4.3%    10.6  4.4%   0.00%  82.2%  34.2x  19.2  0.5%  15.5%  2.6%


                            Averages - All Conversions: 8.0%  4.1%    10.2  5.0%   0.18%  77.1%  36.1x  16.7  0.5%  22.0%  2.3%
                             Medians - All Conversions: 8.0%  4.0%    10.0  4.3%   0.00%  80.6%  34.3x  16.0  0.5%  18.7%  2.1%
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
     Institutional Information                                                     Post-IPO Pricing Trends
                                                                ---------------------------------------------------------------
                                                                                      Closing Price:
                                                                ---------------------------------------------------------------

                                                                 First         After          After
                                    Conver.               IPO   Trading  %     First      %   First       %     Thru     %
Institution                          Date     Ticker     Price    Day  Change  Week(4) Change Month(5) Change 11/30/07 Change
                                                          ($)     ($)   (%)    ($)      (%)     ($)      (%)    ($)     (%)
-------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
First Advantage Bancorp, TN        11/30/07 FABK-NASDAQ   $10.0  $11.17  11.7%  $11.17  11.7%  $11.17  11.7%    $11.17    11.7%
First Financial Northwest, Inc.,WA 10/10/07 FFNW-NASDAQ   $10.0  $11.73  17.3%  $11.50  15.0%  $10.81  18.1%     $9.97    -0.3%
Beacon Federal Bancorp, Inc.,NY    10/2/07  BFED-NASDAQ   $10.0  $11.60  16.0%  $11.79  17.9%  $10.60   6.0%     $9.95    -0.5%

                        Averages - Standard Conversions:  $10.0  $11.50  15.0%  $11.49  14.9%  $10.86   8.6%    $10.36     3.6%
                         Medians - Standard Conversions:  $10.0  $11.60  16.0%  $11.50  15.0%  $10.81   8.1%     $9.97    -0.3%

Second Step Conversions
-----------------------
North Penn Bancorp, Inc.,PA        10/2/07 NPBP-OTCBB     $10.0  $10.28   2.8%  $10.20   2.0%   $9.80  -2.0%     $8.75    -12.5%

                        Averages - Standard Conversions:  $10.0  $10.28   2.8%  $10.20   2.0%   $9.80  -2.0%     $8.75    -12.5%
                         Medians - Standard Conversions:  $10.0  $10.28   2.8%  $10.20   2.0%   $9.80  -2.0%     $8.75    -12.5%

Mutual Holding Company Conversions
----------------------------------
Northfield Bancorp, Inc., NY       11/8/07 NFBK-NASDAQ    $10.0  $10.45   4.5%  $11.67  16.7%  $10.68   6.8%    $10.68      6.8%
LaPorte Bancorp, Inc., IN          10/15/07 LPSB-NASDA    $10.0   $9.19  -8.1%   $8.28 -17.2%   $8.13 -18.7%     $7.69    -23.1%

         Averages - Mutual Holding Company Conversions:   $10.0   $9.82  -1.8%   $9.98  -0.3%   $9.41  -6.0%     $9.19     -8.2%
          Medians - Mutual Holding Company Conversions:   $10.0   $9.82  -1.8%   $9.98  -0.3%   $9.41  -6.0%     $9.19     -8.2%


                            Averages - All Conversions:   $10.0  $10.74   7.4%  $10.77   7.7%  $10.20   2.0%     $9.70     -3.0%
                             Medians - All Conversions:   $10.0  $10.81   8.1%  $11.34   13.4% $10.64   6.4%     $9.96     -0.4%
--------------------------------------------------------------------------------------------------------------------------------

Note: * - Appraisal  performed  by  RP  Financial;  BOLD=RP  Financial  did  the
          Conversion Business Plan. "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.


(1)  Non-OTS regulated thrift.
(2)  As a percent of MHC offering for MHC transactions.
(3)  Does not take into account the adoption of SOP 93-6.
(4)  Latest price if offering is less than one week old.
(5)  Latest price if offering is more than one week but less than one month old.
(6)  Mutual holding company pro forma data on full conversion basis.
(7)  Simultaneously completed acquisition of another financial institution.
(8)  Simultaneously converted to a commercial bank charter.
(9)  Former credit union.
                                                               November 30, 2007
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.15


                                                   Table 4.3
                                        Pricing Characteristics and Trends of
                                Standard and Second Step Conversion Transactions
                                               Completed in 2007

                                                                                                                    Pro Forma
                                                                                                                As of Nov. 30, 2007
                                             Conversion                     Price as of        Change       ------------------------
Institution                               Date       Ticker      Assets    Nov. 30, 2007      From IPO          P/TB         P/E
-----------                               ----       ------      ------    -------------      --------          ----         ---
                                                                 ($Mil)          ($)            (%)             (%)          (%)
MHC Offerings
-------------
Northfield Bancorp, Inc., NY             11/8/07      NFBK       $ 1,288      $ 10.68            6.8%          88.26%      26.70x
LaPorte Bancorp, Inc., IN               10/15/07      LPSB       $   378      $  7.69          -23.1%          70.23%      20.24x
Beneficial Mut Bncp, Inc., PA            7/16/07      BNCL       $ 3,483      $  9.75           -2.5%          93.03%          NM
TFS Financial Corporation, OH            4/23/07      TFSL       $ 8,733      $ 12.35           23.5%          94.06%          NM
Oritani Financial Corp., NJ              1/24/07      ORIT       $ 1,069      $ 12.90           29.0%          89.77%      28.67x
MSB Financial Corp., NJ                  1/5/07       MSBF       $   276      $  9.40           -6.0%          77.11%      25.41x
----------------------------------------------------------------------------------------------------------------------------------
      Average                                                    $ 2,538                         4.6%          85.41%      25.26x
      Median                                                     $ 1,178                         2.2%          89.02%      26.06x
----------------------------------------------------------------------------------------------------------------------------------

Standard Conversion Transactions
--------------------------------
First Advantage Bancorp, TN             11/30/07      FABK       $   219      $ 11.17           11.7%          76.25%      58.79x
First Financial Northwest, Inc., WA     10/10/07      FFNW       $ 1,088      $  9.97           -0.3%          81.12%      24.93x
Beacon Federal Bancorp, Inc., NY         10/2/07      BFED       $   689      $  9.95           -0.5%          67.96%      29.26x
Louisiana Bancorp, Inc., LA              7/10/07      LABC       $   216      $ 10.37            3.7%          74.50%      25.29x
Quaint Oak Bancorp, Inc., PA             7/5/07       QNTO       $    61      $  9.80           -2.0%          75.91%      20.00x
ESSA Bancorp, Inc., PA                   4/4/07       ESSA       $   771      $ 11.15           11.5%          92.53%          NM
CMS Bancorp, Inc., NY                    4/4/07       CMSB       $   125      $ 10.00            0.0%          84.10%          NM
Hampden Bancorp, Inc., MA                1/17/07      HBNK       $   483      $ 10.31            3.1%          79.43%          NM
----------------------------------------------------------------------------------------------------------------------------------
      Average                                                    $   456                         3.4%          78.98%      31.65x
      Median                                                     $   351                         1.6%          77.84%      25.29x
----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.16

from the beginning of 2004 through year-to-date 2007, and there is currently one acquisition pending for a Pennsylvania thrift. To the extent that speculation of a re-mutualization may impact the Bank's valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence the Bank's trading price.

                              * * * * * * * * * * *

                  In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift and bank stocks. Taking these factors and trends into account, RP Financial concluded that a moderate downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


8.       Management
         ----------

         William Penn's management team appears to have experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 provides summary resumes of William Penn's Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank's present organizational structure. The Bank currently does not have any senior management positions that are vacant.

         Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.


9.       Effect of Government Regulation and Regulatory Reform
         -----------------------------------------------------

         In summary, as a federally-insured savings institution operating in the MHC form of ownership, William Penn Bank will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions.
Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments
----------------------

         Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.17

                                    Table 4.4
                              Valuation Adjustments
                             William Penn Bank, FSB

       Key Valuation Parameters:                            Valuation Adjustment
       -------------------------                            --------------------

       Financial Condition                                  No Adjustment
       Profitability, Growth and Viability of Earnings      No Adjustment
       Asset Growth                                         Slight Downward
       Primary Market Area                                  Slight Upward
       Dividends                                            No Adjustment
       Liquidity of the Shares                              Slight Downward
       Marketing of the Issue                               Moderate Downward
       Management                                           No Adjustment
       Effect of Government Regulations and Reg. Reform     No Adjustment



Basis of Valuation - Fully-Converted Pricing Ratios
---------------------------------------------------

         As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; and (4) the regulatory policies regarding the dividend waiver policy by MHC institutions. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in William Penn as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

         To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second-step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale are adjusted to reflect reasonable

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.18

offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.5 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the ten public MHC institutions that form the Peer Group.

         Consistent with the prospectus, RP Financial has also made two adjustments to the Bank's equity base and one adjustment to the earnings valuation base consistent with the adjustments reflected in the pro forma financial data in the prospectus. In early December 2007, the Bank refinanced $25 million of FHLB advances with a weighted average rate of 5.87% and funded the restructuring with advances with a weighted average rate of 3.84%. The restructuring transaction resulted in an after-tax prepayment expense of $1.006 million, and an after-tax reduction in annual interest expense of $348,000, based on an effective tax rate of 34% (see the schedule in the financial analysis in Section I for details). For valuation purposes, the Bank's pro forma pre-conversion equity and earnings base reflected these adjustments. In addition, William Penn has determined to terminate its defined benefit plan in the quarter ended March 31, 2008. Based on the latest estimated available, the Bank expects to incur an after-tax change of $213,000, assuming a 34% effective tax rate. This transaction has also been reflected in the Bank's pro forma pre-conversion equity base.


Valuation Approaches: Fully-Converted Basis
-------------------------------------------

         In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing William Penn's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in William Penn's prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and the Foundation (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in William Penn's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value were consistent with the assumptions utilized for the minority stock offering.

         In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.19



                                    Table 4.5
Calculation of Implied Per Share Data - Incorporating MHC Second Step Conversion
                         Comparable Institution Analysis
                   For the 12 Months Ended September 30, 2007

                                              Current Ownership   Current Per Share Data (MHC Ratios)
                                             -------------------- -----------------------------------
                                             Total  Public  MHC         Core  Book  Tang.
                                             Shares Shares Shares  EPS   EPS  Value Book  Assets
                                             ------ ------ ------  ---   ---  ----- ----  ------
                                              (000)  (000)  (000)   ($)   ($)   ($)   ($)    ($)
Publicly-Traded MHC Institutions
--------------------------------
BFSB    Brooklyn Federal MHC of NY (31.0)    13,418  3,968  9,450  0.29  0.27  6.35  6.35   29.10
CHEV    Cheviot Fin. Corp. MHC of OH (40.3)   9,018  3,968  5,050  0.11  0.11  7.56  7.56   35.03
GCBC    Green Co. Bncrp. MHC of NY (44.5)     4,151  1,841  2,310   0.5  0.54  8.62  8.62   81.70
GOV     Gouverneur Bncrp. MHC of NY (43.0)    2,300    981  1,319  0.47  0.50  8.88  8.88   57.65
JXSB    Jacksonville Bncrp. MHC of IL (47.7)  1,987    947  1,040  0.28  0.29 11.05  9.65  141.95
KFFB    KY Fst Fed Bncrp MHC of KY(44.5)      8,219  3,794  4,425  0.11  0.10  7.41  5.58   33.16
LSBK    Lake Shore Bncrp. MHC of NY (43.7)    6,464  2,976  3,488  0.23  0.23  8.24  8.24   55.13
NECB    NE Comm. Bancorp MHC of NY (45.0)    13,225  5,951  7,274  0.90 -0.04  8.19  8.19   24.02
PBHC    Pathfinder BC MHC of NY (36.3)        2,484    881  1,603  0.38  0.26  8.48  6.92  126.35
UCBA    United Comm. Bncrp. MHC IN (43.8)     8,347  3,809  4,538  0.32  0.22  7.33  7.33   45.25

                                                                                                  Pro Forma
                                              Impact of Second Step Conversion(4)   Per Share Data (Fully-Converted)(4) Pro Forma(5)
                                             -------------------------------------- ----------------------------------- -----------
                                             Share  Gross       Net Incr.  Net Incr.        Core   Book    Tang.        Public Dilu-
                                             Price  Proceeds(1) Capital(2) Income(3)  EPS   EPS    Value   Book   Assets Pct.  tion
                                             -----  ----------- ---------- ---------  ---   ---    -----   ----   ------ ----  ----
                                               ($)    ($000)      ($000)    ($000)      ($)   ($)     ($)     ($)   ($)   (%)   (%)
Publicly-Traded MHC Institutions
--------------------------------
BFSB    Brooklyn Federal MHC of NY (31.0)    13.27    125,402   107,845    2,105      0.45  0.43   14.39   14.39  37.14 29.6    0.0
CHEV    Cheviot Fin. Corp. MHC of OH (40.3)  10.59     53,480    45,992      898      0.21  0.21   12.66   12.66  40.13 44.0    0.0
GCBC    Green Co. Bncrp. MHC of NY (44.5)    11.00     25,410    21,853      427       0.6  0.64   13.88   13.88  86.96 44.4    0.0
GOV     Gouverneur Bncrp. MHC of NY (43.0)   10.80     14,245    12,251      239      0.57   0.6   14.21   14.21  62.98 42.7    0.0
JXSB    Jacksonville Bncrp. MHC of IL (47.7) 10.21     10,618     9,132      178      0.37  0.38   15.65   14.25 146.55 47.7    0.0
KFFB    KY Fst Fed Bncrp MHC of KY(44.5)      9.98     44,162    37,979      741       0.2  0.19   12.03    10.2  37.78 46.2    0.0
LSBK    Lake Shore Bncrp. MHC of NY (43.7)    9.10     31,741    27,297      533      0.31  0.31   12.46   12.46  59.35 46.0    0.0
NECB    NE Comm. Bancorp MHC of NY (45.0)    11.93     86,779    74,630     1457      1.01  0.07   13.83   13.83  29.66 45.0    0.0
PBHC    Pathfinder BC MHC of NY (36.3)       10.50     16,832    14,475      283      0.49  0.37   14.31   12.75 132.18 35.5    0.0
UCBA    United Comm. Bncrp. MHC IN (43.8)    12.16     55,182    47,457      926      0.43  0.33   13.02   13.02  50.94 45.6    0.0

(1) Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2) Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.
           Offering expense percent          2.00%
           ESOP percent purchase             8.00%
           Recognition plan percent          4.00%
(3) Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:
           After-tax reinvestment            3.18%
           ESOP loan term (years)           10
           Recognition plan vesting (years)  5
           Effective tax rate               34.00%
(4) Figures reflect adjustments to "non-grandfathered" companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).
(5) Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step. For OTS "grandfathered" companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source: Audited and unaudited financial statements, corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP(R) Financial, LC.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.20


         RP Financial's valuation placed an emphasis on the following:

     o    P/E  Approach.  The P/E  approach is generally  the best  indicator of
          -------------
          long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

     o    P/B Approach.  P/B ratios have generally  served as a useful benchmark
          ------------
          in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

     o    P/A Approach.  P/A ratios are  generally a less reliable  indicator of
          ------------
          market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

         The Bank will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

         Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of November 30, 2007, the pro forma market value of William Penn's full conversion offering, taking into account the dilutive impact of the stock contribution to the Foundation, equaled $50,000,000 at the midpoint, equal to 5,000,000 shares at $10.00 per share.

         1.  Price-to-Earnings  ("P/E").  The  application  of the P/E valuation
             --------------------------
method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $1,616,000 for the twelve months ended September 30, 2007. In deriving William Penn's core earnings, we made two adjustments: (1) we eliminated the after-tax net gain on the sale of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.21

investments, which equaled $4,000 for the twelve months ended September 30, 2007. Consistent with the prospectus, we also adjusted historical net income for the pro forma impact of the recently completed restructuring of the FHLB advance portfolio, which resulted in an estimated reduction in after-tax annual interest expense of $348,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 34% for the adjustments, the Bank's core earnings were determined to equal $1,960,000 for the twelve months ended September 30, 2007. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).


                                    Table 4.6
                        Derivation of Adjusted Net Income
                             William Penn Bank, FSB

                                                                         Amount
                                                                         ------
                                                                          ($000)

Net income (12 Months Ended 9/30/07)                                     $1,616
Deduct: Gains on sale of investments (1)                                     (4)
Addback: Reduction in Int. Expense from FHLB Adv. Restructuring(2)          348
-------                                                                  ------
  Core earnings estimate                                                 $1,960

(1)  Tax effected at 34%.
(2)  Consistent   with  the  adjustment  for  the  FHLB  advance   restructuring
     transaction as set forth in the offering prospectus.

         Based on William Penn's reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples (fully-converted basis) at the $50.0 million midpoint value equaled 27.03 times and 22.73 times, respectively, which provided for a premium of 16.8% and a discount of 15.2% relative to the Peer Group's average reported and core P/E multiples (fully-converted basis) of
23.15 times and 26.79 times, respectively (see Table 4.7). In comparison to the Peer Group's median reported and core earnings multiples of 24.51 times and
28.38 times, respectively, the Bank's pro forma reported and core P/E multiples at the midpoint value indicated a premium of 10.3% and a discount of 19.9%, respectively. At the top of the super range, the Bank's reported and core P/E multiples equaled 34.48 times and 29.41 times, respectively. In comparison to the Peer Group's average reported and core P/E multiples, the Bank' P/E multiples at the top of the super range reflected premiums of 48.9% and 9.8%, respectively. In comparison to the Peer Group's median reported and core P/E multiples, the Bank' P/E multiples at the top of the super range reflected a premiums of 40.7% and 3.6%, respectively.

         On an MHC reported basis, the Bank's reported and core P/E multiples at the midpoint value of $50.0 million equaled 32.26 times and 27.03 times, respectively. The Bank's reported and core P/E multiples provided for a premium of 19.6% and a discount of 7.4% relative to the Peer Group's average reported and core P/E multiples of 26.98 times and 29.19 times, respectively. In comparison to the Peer Group's median reported and core earnings multiples of
25.31 times and 28.40 times, respectively, the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.22


                                         Table 4.7
               MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                           William Penn Bancorp of PA and the Comparables
                                   As of November 30, 2007

                                              Fully Converted
                                               Implied Value     Per Share(8)
                                              ---------------- -----------------
                                                       Implied  Core    Book            Pricing Ratios(3)
                                             Price/   Market  12-Mth   Value/  -------------------------------------
Financial Institution                         Share(1) Value   EPS(2)   Share    P/E     P/B    P/A    P/TB   P/Core
---------------------                         --------------   ------   -----    ---     ---    ---    ----   ------
                                               ($)     ($Mil)    ($)     ($)     (x)     (%)    (%)    (%)     (x)
William Penn Bancorp of PA
--------------------------
  Superrange                                  $10.00   $66.13    $0.29   $13.52 34.48x  73.96% 20.56%  73.96% 29.41x
  Maximum                                     $10.00   $57.50    $0.33   $14.26 30.30x  70.13% 18.30%  70.13% 25.64x
  Midpoint                                    $10.00   $50.00    $0.37   $15.11 27.03x  66.18% 16.24%  66.18% 22.73x
  Minimum                                     $10.00   $42.50    $0.43   $16.27 23.26x  61.46% 14.10%  61.46% 19.61x

All Public Companies(7)
-----------------------
  Averages                                    $14.83  $357.94    $0.71   $13.54 20.28x 118.03% 15.22% 133.58% 20.75x
  Medians                                     $12.53   $81.96    $0.45   $11.72 19.77x 109.98% 12.34% 126.08% 19.77x

All Non-MHC State of PA(7)
--------------------------
  Averages                                    $14.18  $460.11    $0.64   $12.65 21.86x 115.82% 14.02% 142.13% 23.16x
  Medians                                     $11.77   $74.75    $0.47   $12.18 16.17x 110.12% 11.11% 130.47% 19.71x

Publicly-Traded MHC Institutions, Ful         l Conversion Basis
-------------------------------------         ------------------
  Averages                                    $10.95   $79.05    $0.35   $13.64 23.15x  80.54% 21.27%  83.57% 26.79x
  Medians                                     $10.70   $70.42    $0.35   $13.86 24.51x  81.10% 20.51%  83.00% 28.38x

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
BFSB    Brooklyn Federal MHC of NY (31.01)    $13.27  $178.06    $0.43   $14.39 29.49x  92.22% 35.73%  92.22% 30.86x
CHEV    Cheviot Fin. Corp. MHC of OH (40.3)   $10.59   $95.50    $0.21   $12.66     NM  83.65% 26.39%  83.65%     NM
GOV     Gouverneur Bncrp. MHC of NY (43.0)    $10.80   $24.84    $0.60   $14.21 18.95x  76.00% 17.15%  76.00% 18.00x
GCBC    Green Co. Bncrp. MHC of NY (44.5)     $11.00   $45.66    $0.64   $13.88 18.33x  79.25% 12.65%  79.25% 17.19x
JXSB    Jacksonville Bncrp. MHC of IL (44.7)  $10.21   $20.29    $0.38   $15.65 27.59x  65.24%  6.97%  71.65% 26.87x
KFFB    KY Fst Fed Bncrp MHC of KY(44.5)       $9.98   $82.03    $0.19   $12.03     NM  82.96% 26.42%  97.84%     NM
LSBK    Lake Shore Bncrp. MHC of NY (43.7)     $9.10   $58.82    $0.31   $12.46 29.35x  73.03% 15.33%  73.03% 29.35x
NECB    NE Comm. Bancorp MHC of NY (45.0)     $11.93  $157.77    $0.07   $13.83 11.81x  86.26% 40.22%  86.26%     NM
PBHC    Pathfinder BC MHC of NY (36.3)        $10.50   $26.08    $0.37   $14.31 21.43x  73.38%  7.94%  82.35% 28.38x
UCBA    United Comm. Bncrp. MHC IN (43.8)     $12.16  $101.50    $0.33   $13.02 28.28x  93.39% 23.87%  93.39% 36.85x


                                                 Dividends(4)                Financial Characteristics(6)
                                              ------------------  -------------------------------------------------
                                                                                         Reported        Core
                                              Amount/     Payout   Total  Equity/ NPAs/ ------------  --------------
Financial Institution                         Share Yield Ratio(5) Assets Assets Assets  ROA    ROE    ROA    ROE
---------------------                         ----- ----  -------  ------ ------ ------  ---    ---    ---    ---
                                               ($)  (%)    (%)     ($Mil)  (%)    (%)    (%)    (%)    (%)    (%)
William Penn Bancorp of PA
--------------------------
  Superrange                                  $0.00 0.00%  0.00%     $322 27.79%  0.58%  0.60%  2.17%  0.71%  2.55%
  Maximum                                     $0.00 0.00%  0.00%     $314 26.09%  0.59%  0.60%  2.31%  0.71%  2.73%
  Midpoint                                    $0.00 0.00%  0.00%     $308 24.55%  0.60%  0.60%  2.45%  0.71%  2.91%
  Minimum                                     $0.00 0.00%  0.00%     $301 22.93%  0.62%  0.60%  2.63%  0.72%  3.12%

All Public Companies(7)
-----------------------
  Averages                                    $0.39 2.54% 33.73%   $3,186 12.71%  0.65%  0.52%  4.67%  0.48%  4.45%
  Medians                                     $0.32 2.63% 36.81%     $774 10.75%  0.41%  0.51%  4.41%  0.52%  4.18%

All Non-MHC State of PA(7)
--------------------------
  Averages                                    $0.36 2.34% 40.18%   $6,433 12.09%  0.35%  0.34%  4.20%  0.35%  4.27%
  Medians                                     $0.32 2.72% 40.25%     $774 10.09%  0.37%  0.49%  3.95%  0.47%  3.95%

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                    $0.31 2.88% 50.49%     $350 25.53%  0.44%  0.95%  3.41%  0.59%  2.58%
  Medians                                     $0.32 2.95% 51.61%     $361 24.06%  0.47%  0.63%  3.23%  0.53%  2.51%

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
BFSB    Brooklyn Federal MHC of NY (31.01)    $0.20 1.51% 46.51%     $498 38.75%  0.02%  1.19%  3.16%  1.14%  3.02%
CHEV    Cheviot Fin. Corp. MHC of OH (40.3)   $0.32 3.02%     NM     $362 31.55%  0.46%  0.52%  1.65%  0.52%  1.65%
GOV     Gouverneur Bncrp. MHC of NY (43.0)    $0.32 2.96% 53.33%     $145 22.56%  0.48%  0.91%  4.06%  0.96%  4.28%
GCBC    Green Co. Bncrp. MHC of NY (44.5)     $0.56 5.09%     NM     $361 15.96%  0.21%  0.73%  4.36%  0.77%  4.65%
JXSB    Jacksonville Bncrp. MHC of IL (44.7)  $0.30 2.94%     NM     $291 10.68%  0.47%  0.26%  2.42%  0.27%  2.48%
KFFB    KY Fst Fed Bncrp MHC of KY(44.5)      $0.40 4.01%     NM     $311 31.84%  0.36%  0.53%  1.66%  0.50%  1.58%
LSBK    Lake Shore Bncrp. MHC of NY (43.7)    $0.16 1.76% 51.61%     $384 20.99%  0.37%  0.53%  2.48%  0.53%  2.48%
NECB    NE Comm. Bancorp MHC of NY (45.0)     $0.12 1.01%     NM     $392 46.63%  0.62%  3.58%  7.59%  0.25%  0.53%
PBHC    Pathfinder BC MHC of NY (36.3)        $0.41 3.90%     NM     $328 10.83%  0.56%  0.38%  3.43%  0.29%  2.59%
UCBA    United Comm. Bncrp. MHC IN (43.8)     $0.32 2.63%     NM     $425 25.56%  0.86%  0.84%  3.30%  0.65%  2.53%

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP(R) Financial, LC.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.23

Bank's pro forma reported and core P/E multiples on an MHC basis at the midpoint value indicated a premium of 27.5% and a discount of 4.8%, respectively. At the top of the super range on an MHC basis, the Bank's reported and core P/E multiples equaled 43.48 times and 37.04 times, respectively. In comparison to the Peer Group's average reported and core P/E multiples, the Bank' P/E multiples at the top of the super range reflected premiums of 61.2% and 26.9%, respectively. In comparison to the Peer Group's median reported and core P/E multiples, the Bank' P/E multiples at the top of the super range reflected premiums of 71.8% and 30.4%, respectively. The Bank's implied MHC pricing ratios relative to the MHC pricing ratios for the Peer Group are shown in Table 4.8, and the pro forma calculations are detailed in Exhibits IV-10 and Exhibit IV-11.

         2. Price-to-Book  ("P/B").  The application of the P/B valuation method
            ----------------------
requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to William Penn's pro forma book value (fully-converted basis). Based on the $50.0 million midpoint valuation, William Penn's pro forma P/B and P/TB ratios both equaled 66.18%. In comparison to the average P/B and P/TB ratios for the Peer Group of 80.54% and 83.57%, the Bank's ratios reflected a discount of 17.8% on a P/B basis and a discount of 20.8% on a P/TB basis. In comparison to the Peer Group's median P/B and P/TB ratios of 81.10% and 83.00%, respectively, the Bank's pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 18.4% and 20.3%, respectively. At the top of the super range, the Bank's P/B and P/TB ratios on a fully-converted basis both equaled 73.96%. In comparison to the Peer Group's average P/B and P/TB ratios, the Company's P/B and P/TB ratios at the top of the super range reflected discounts of 8.2% and 11.5%, respectively. In comparison to the Peer Group's median P/B and P/TB ratios, the Company's P/B and P/TB ratios at the top of the super range reflected discounts of 8.8% and 10.9%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting pricing ratios indicated under the earnings approach.

         On an MHC reported basis, the Bank's P/B and P/TB ratios at the $50.0 million midpoint value both equaled 112.11%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 137.12% and 145.67%, respectively, William Penn's ratios were discounted by 18.2% on a P/B basis and 23.0% on a P/TB basis. In comparison to the Peer Group's median P/B and P/TB ratios of 131.15% and 142.87%, respectively, the Bank's pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 14.5% and 21.5%, respectively. At the top of the super range, the Bank's P/B and P/TB ratios on an MHC basis both equaled 136.43%. In comparison to the Peer Group's average P/B and P/TB ratios, the Company's P/B and P/TB ratios at the top of the super range reflected discounts of 0.5% and 6.3%, respectively. In comparison to the Peer Group's median P/B and P/TB ratios, the Company's P/B and P/TB ratios at the top of the super range reflected a premium of 4.0% and a discount of 4.5%, respectively.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.24

                                                    Table 4.8
                                              Public Market Pricing
                                  William Penn Bancorp of PA and the Comparables
                                              As of November 30, 2007


                                                 Market      Per Share Date
                                             Capitalization  ----------------
                                            ----------------    Core   Book             Pricing Ratios(3)
                                            Price/   Market    12-Mth Value/ -------------------------------------
                                            Share(1) Value     EPS(2) Share     P/E    P/B    P/A    P/TB  P/Core
                                            --------------     ------------     ---    ---    ---    ----  ------
                                             ($)     ($Mil)     ($)   ($)      (x)    (%)    (%)    (%)     (x)
William Penn Bancorp of PA
--------------------------
  Superrange                                $10.00   $19.84    $0.23  $7.33   43.48x 136.43% 23.55% 136.43% 37.04x
  Maximum                                   $10.00   $17.25    $0.26  $8.07   38.46x 123.92% 20.63% 123.92% 31.25x
  Midpoint                                  $10.00   $15.00    $0.31  $8.92   32.26x 112.11% 18.06% 112.11% 27.03x
  Minimum                                   $10.00   $12.75    $0.36 $10.07   27.78x 99.30%  15.45% 99.30%  22.73x

All Public Companies(7)
-----------------------
  Averages                                  $14.83  $357.94    $0.71 $13.54   20.11x 118.03% 15.22% 133.58% 20.75x
  Medians                                   $12.53   $81.96    $0.45 $11.72   19.69x 109.98% 12.34% 126.08% 19.77x

All Non-MHC State of PA(7)
--------------------------
  Averages                                  $14.18  $611.95    $0.86 $15.09   16.46x 96.40%   9.95% 123.97% 19.52x
  Medians                                   $12.00  $130.18    $0.59 $13.72   14.82x 96.81%   8.29% 118.02% 16.51x

Comparable Group Averages
-------------------------
  Averages                                  $10.95   $32.67    $0.24  $8.21   26.98x 137.12% 24.67% 145.67% 29.19x
  Medians                                   $10.70   $32.47    $0.25  $8.22   25.31x 131.15% 22.80% 142.87% 28.40x


Comparable Group
----------------
BFSB    Brooklyn Federal MHC of NY (31.0)   $13.27   $52.66    $0.27  $6.35       NM 208.98% 45.60% 208.98%     NM
CHEV    Cheviot Fin. Corp. MHC of OH( 40.3) $10.59   $42.02    $0.11  $7.56       NM 140.08% 30.23% 140.08%     NM
GOV     Gouverneur Bncrp. MHC of NY (43.0)  $10.80   $10.59    $0.50  $8.88   22.98x 121.62% 18.72% 121.62% 21.60x
GCBC    Green Co. Bncrp. MHC of NY (44.5)   $11.00   $20.25    $0.54  $8.62   22.00x 127.61% 13.46% 127.61% 20.37x
JXSB    Jacksonville Bncrp. MHC of $47.7)   $10.21    $9.67    $0.29 $11.05   36.46x  92.40%  7.19% 105.80% 35.21x
KFFB    KY Fst Fed Bncrp MHC of KY (44.5)    $9.98   $37.86    $0.10  $7.41       NM 134.68% 30.10% 178.85%     NM
LSBK    Lake Shore Bncrp. MHC of NY (43.7)   $9.10   $27.08    $0.23  $8.24   39.57x 110.44% 16.51% 110.44% 39.57x
NECB    NE Comm. Bancorp MHC of NY (45.0)   $11.93   $71.00   ($0.04) $8.19   13.26x 145.67% 49.67% 145.67%     NM
PBHC    Pathfinder BC MHC of NY (36.3)      $10.50    $9.25    $0.26  $8.48   27.63x 123.82%  8.31% 151.73%     NM
UCBA    United Comm. Bncrp. MHC IN (43.8)   $12.16   $46.32    $0.09  $7.33       NM 165.89% 26.87% 165.89%     NM


                                                                                     Financial Characteristics(6)
                                                  Dividends(4)        -----------------------------------------------------
                                             ------------------------                          Reported         Core
                                              Amount/        Payout   Total  Equity/ NPAs/   ------------  ---------------
                                              Share   Yield  Ratio(5) Assets Assets  Assets   ROA    ROE     ROA    ROE
                                              -----   -----  -----------------------------   ---    ---     ---    ---
                                              ($)     (%)     (%)    ($Mil)  (%)    (%)     (%)    (%)     (%)    (%)
William Penn Bancorp of PA
--------------------------
  Superrange                                   $0.00   0.00%   0.00%    $281 17.27%  0.66%   0.54%  3.10%   0.66%  3.81%
  Maximum                                      $0.00   0.00%   0.00%    $279 16.65%  0.67%   0.54%  3.27%   0.67%  4.01%
  Midpoint                                     $0.00   0.00%   0.00%    $277 16.11%  0.67%   0.55%  3.42%   0.68%  4.19%
  Minimum                                      $0.00   0.00%   0.00%    $275 15.56%  0.68%   0.56%  3.59%   0.68%  4.39%

All Public Companies(7)
-----------------------
  Averages                                     $0.39   2.54%  33.73%  $3,186 12.71%  0.65%   0.52%  4.66%   0.48%  4.44%
  Medians                                      $0.32   2.63%  36.81%    $774 10.75%  0.41%   0.50%  4.41%   0.52%  4.18%

All Non-MHC State of PA(7)
--------------------------
  Averages                                     $0.45   2.95%  46.76%  $8,826 10.70%  0.35%   0.38%  5.29%   0.38%  5.30%
  Medians                                      $0.46   3.08%  46.51%    $910  7.00%  0.32%   0.50%  6.33%   0.47%  5.84%

Comparable Group Averages
-------------------------
  Averages                                     $0.31   2.88%  27.08%    $310 17.14%  0.44%   0.84%  4.30%   0.40%  2.85%
  Medians                                      $0.32   2.95%  27.30%    $317 15.80%  0.47%   0.42%  3.64%   0.31%  2.74%


Comparable Group
----------------
BFSB    Brooklyn Federal MHC of NY (31.0)      $0.20   1.51%  21.91%    $390 21.82%  0.02%   0.97%  4.67%   0.91%  4.35%
CHEV    Cheviot Fin. Corp. MHC of OH( 40.3)    $0.32   3.02%      NM    $316 21.58%  0.46%   0.31%  1.44%   0.31%  1.44%
GOV     Gouverneur Bncrp. MHC of NY (43.0)     $0.32   2.96%  27.30%    $133 15.40%  0.48%   0.82%  5.40%   0.88%  5.75%
GCBC    Green Co. Bncrp. MHC of NY (44.5)      $0.56   5.09%      NM    $339 10.55%  0.21%   0.65%  5.88%   0.70%  6.35%
JXSB    Jacksonville Bncrp. MHC of $47.7)      $0.30   2.94%      NM    $282  7.78%  0.47%   0.20%  2.61%   0.21%  2.71%
KFFB    KY Fst Fed Bncrp MHC of KY (44.5)      $0.40   4.01%      NM    $273 22.35%  0.36%   0.33%  1.48%   0.30%  1.35%
LSBK    Lake Shore Bncrp. MHC of NY (43.7)     $0.16   1.76%  32.03%    $356 14.95%  0.37%   0.42%  2.77%   0.42%  2.77%
NECB    NE Comm. Bancorp MHC of NY (45.0)      $0.12   1.01%      NM    $318 34.10%  0.62%   3.99% 11.75%  -0.18% -0.52%
PBHC    Pathfinder BC MHC of NY (36.3)         $0.41   3.90%      NM    $314  6.71%  0.56%   0.31%  4.50%   0.21%  3.08%
UCBA    United Comm. Bncrp. MHC IN (43.8)      $0.32   2.63%      NM    $378 16.20%  0.86%   0.43%  2.53%   0.20%  1.20%

(1)  Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP(R) Financial, LC.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.25

         3. Price-to-Assets  ("P/A"). The P/A valuation  methodology  determines
            ------------------------
market value by applying a valuation P/A ratio (fully-converted basis) to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, William Penn's full conversion value equaled 16.24% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 21.27%, which implies a discount of 23.7% has been applied to the Bank's pro forma P/A ratio (fully-converted basis). In comparison to the Peer Group's median P/A ratio of 20.51%, the Bank's pro forma P/A ratio at the midpoint value reflected a discount of 20.8%.

         On an MHC reported basis, William Penn's pro forma P/A ratio at the $50.0 million midpoint value equaled 18.06%. In comparison to the Peer Group's average P/A ratio of 24.67%, William Penn's P/A ratio indicated a discount of 26.8%. In comparison to the Peer Group's median P/A ratio of 22.80%, the Bank's pro forma P/A ratio at the midpoint value reflected a discount of 20.8%.


Comparison to Recent Offerings
------------------------------

         As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The two recently completed MHC offerings closed at an average price/tangible book ratio of 82.2% (fully-converted basis) and, as of November 30, 2007, the average stock price of these two offerings was 8.2% below the IPO price. In comparison, the Bank's P/TB ratio of 66.2% at the midpoint value reflects an implied discount of 19.5% relative to the average closing P/TB ratio, while the Bank's P/TB ratio of 74.0% at the supermaximum of the offering range implies a discount of 10.0%.

         As shown in Table 4.3, the six publicly-traded mutual holding companies that completed conversion offerings in calendar year 2007 were trading at an average and median price/tangible book value ratios (fully converted basis) of 85.41% and 89.02%, respectively, and average and median price/earnings multiples (fully converted basis) of 25.26 times and 26.06 times, respectively, as of November 30, 2007. In comparison, the Bank's pro forma P/TB ratio of 66.2% at the midpoint value reflects an implied discount of 22.5% relative to the recent MHC average P/TB ratio, while the Bank's pro forma P/TB ratio of 74.0% at the supermaximum of the offering range implies a discount of 13.4% to the recent MHC average P/TB ratio. The Bank's pro forma price/earnings multiple of 27.03 times at the midpoint value reflects an implied premium of 7.0% relative to the recent MHC average fully converted price/earnings multiple of 25.26, while the Bank's price/earnings multiple of 34.48 times at the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.26

supermaximum of the offering range implies a premium of 36.5% to the recent MHC average fully converted price/core earnings ratio.

         As also shown in Table 4.3, the eight publicly-traded savings and loans that completed standard conversion offerings in calendar year 2007 were trading at an average and median price/tangible book value ratios of 78.98% and 77.84%, respectively, and average and median price/earnings multiples of 31.65 times and
25.29 times, respectively, as of November 30, 2007. In comparison, the Bank's pro forma P/TB ratio of 66.2% at the midpoint value reflects an implied discount of 16.2% relative to the recent standard conversion average P/TB ratio, while the Bank's pro forma P/TB ratio of 74.0% at the supermaximum of the offering range implies a discount of 6.4% to the recent standard conversion average P/TB ratio. The Bank's pro forma price/earnings multiple of 27.03 times at the midpoint value reflects an implied discount of 14.6% relative to the recent standard conversion average price/earnings multiple of 31.65 times, while the Bank's price/core earnings multiple of 34.48 times at the supermaximum of the offering range implies a premium of 8.9% to the recent MHC average price/core earnings ratio.

         Importantly, William Penn is much smaller than the majority of MHCs completing their respective minority stock offerings in 2007. The two MHCs with less than $1.0 billion in total assets (LaPorte Bancorp of IN and MSB Financial Corp of NJ) traded at an average P/TB ratio of 73.67% as of November 30, 2007. William Penn's midpoint P/TB ratio was discounted by 10.2% relative to the current trading level of these two smaller MHCs while the supermaximum P/TB ratio of 73.96% was at a modest 0.4% premium to the two smaller MHCs average P/TB ratios.


Valuation Conclusion
--------------------

         Based on the foregoing, it is our opinion that, as of November 30, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $50,000,000 at the midpoint, equal to 5,000,000 shares offered at a per share value of $10.00. Table 4.9 below provides information regarding the number of shares and dollar amount of shares to be issued to the MHC, the Company, and the Foundation pursuant to conversion guidelines. The Board of Directors has established a public offering range such that the public ownership of the Bank will constitute a 28.0% ownership interest prior to the issuance of shares to the Foundation. The shares to be sold in the offering to the public of the minority stock are also shown below. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.7 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.8 and are detailed in Exhibits IV-10 and IV-11.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RP(R) Financial, LC.                                          VALUATION ANALYSIS
                                                                           IV.27

                                    Table 4.9
                        Valuation Range Shares and Value
                             William Penn Bank, FSB


                          Offering            MHC      Foundation          Total
                            Shares         Shares          Shares         Shares
                            ------         ------          ------         ------
      Shares
      ------
      Supermaximum       1,851,500      4,628,750         132,250      6,612,500
      Maximum            1,610,000      4,025,000         115,000      5,750,000
      Midpoint           1,400,000      3,500,000         100,000      5,000,000
      Minimum            1,190,000      2,975,000          85,000      4,250,000

      Market Value
      ------------
      Supermaximum     $18,515,000    $46,287,500      $1,322,500    $66,125,000
      Maximum           16,100,000     40,250,000       1,150,000     57,500,000
      Midpoint          14,000,000     35,000,000       1,000,000     50,000,000
      Minimum           11,900,000     29,750,000         850,000     42,500,000